Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

NIELSEN HOLDINGS N.V.,

TNC SUB I CORPORATION

and

ARBITRON INC.

Dated as of December 17, 2012

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of December 17, 2012, among Nielsen Holdings N.V., a Netherlands company (“Parent”), TNC Sub I Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Arbitron Inc., a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement and the merger (the “Merger”) of Merger Sub into the Company, on the terms and subject to the conditions set forth herein;

WHEREAS, the Company Board (as defined below) has, subject to the terms of this Agreement, resolved to recommend adoption of this Agreement by the stockholders of the Company; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

1.02 Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Morrison & Foerster LLP, 1650 Tysons Boulevard, Suite 400, McLean, Virginia, at 9:00 a.m. (Eastern Time) no later than the third (3rd) Business Day following the satisfaction (or, to the extent permitted by Law, waiver by all parties hereto) of the conditions set forth in Article VII (other than those that by their terms are to be satisfied or waived at the Closing) (such date, the “Original Date”), or at such other time and date as shall be agreed upon in writing among Parent and the Company; provided, however, that if the Marketing Period has not ended on or prior to the Original Date and Parent requests, in writing, an extension of the Original Date, the Closing shall occur on the date following the satisfaction or waiver of such conditions that is the earlier to occur of (a) such date during the Marketing Period specified by Parent on no fewer than three Business Days’ written notice to the Company, and (b) the first Business Day following the end of the Marketing Period. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

1.03 Effective Time. On the Closing Date, the parties hereto shall duly file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time that the Merger becomes effective being the “Effective Time”).

1.04 Effects. The Merger shall have the effects set forth herein and in Section 259 of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.05 Certificate of Incorporation and Bylaws.

(a) The certificate of incorporation of the Company (the “Company Certificate”), as in effect immediately prior to the Effective Time, shall be amended at the Effective Time to read in the form of Exhibit A and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The bylaws of the Company (the “Company Bylaws”), as in effect immediately prior to the Effective Time, shall be amended at the Effective Time so as to read in their entirety in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time (which shall contain such provisions as are necessary to give full effect to the exculpation and indemnification provided for in Section 6.07) and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

1.06 Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

1.07 Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the common stock of the Company, par value $0.50 per share (the “Company Common Stock”) or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancelation of Treasury Stock and Parent-Owned Stock. Each share of the Company Common Stock that is owned by the Company, Parent or Merger Sub immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of the Company Common Stock.

(i) Subject to Sections 2.01(b) and 2.01(d), each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive an amount equal to $48.00 per share of the Company Common Stock, in cash and without interest (the “Merger Consideration”).

(ii) As of the Effective Time, all such shares of the Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate, or evidence of shares held in book-entry form, representing any such shares of the Company Common Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Certificate in accordance with Section 2.02, without interest.

(iii) As provided in Section 2.02(h), the right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable Tax Laws.

(d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of the Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such shares of Company Common Stock (“Appraisal Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of the Company Common Stock. The Company shall give Parent the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, settle or offer to settle, or waive any failure to timely deliver a written demand or timely take any other action with respect to any such demands, or agree to do any of the foregoing.

2.02 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration upon surrender of Certificates. At or prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to, deposit with the Paying Agent to be held in trust for the benefit of holders of Certificates all of the cash necessary to pay for the shares of the Company Common Stock converted into the right to receive the Merger Consideration pursuant to Section 2.01(c) (such cash being hereinafter referred to as the “Exchange Fund”). Parent shall, or shall cause the Surviving Corporation to, promptly deposit additional funds with the Paying Agent in an amount equal to any deficiency in the amount required to make such payment.

(b) Exchange Procedure. Promptly after the Effective Time (and in any event within two (2) Business Days), the Surviving Corporation or Parent shall cause the Paying Agent to mail to each holder of record of a Certificate that immediately prior to the Effective Time represented shares of the Company Common Stock that were converted into the right to receive the Merger Consideration pursuant to Section 2.01, (i) a letter of transmittal (which shall be in customary form and have such other provisions as Parent and the Company shall reasonably agree and which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates, or affidavits of loss in lieu thereof as provided in Section 2.02(g), to the Paying Agent) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent for cancelation, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of Merger Consideration into which the shares of the Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of the Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of Merger Consideration, without interest, into which the shares of the Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

(c) No Further Ownership Rights in the Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of the Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or to make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of the Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and that remain unpaid at the Effective Time; and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of the Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Company Common Stock for twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any holder of the Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or similar Laws) as general creditors thereof with respect to the payment of its claim for Merger Consideration, without any interest thereon.

(e) No Liability. None of Parent, Merger Sub, the Surviving Corporation, the Company or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any interest and other income resulting from such investments shall be paid to, or as directed by, Parent. In no event, however, shall such investment or any such payment of interest or income delay the receipt by holders of Certificates of the Merger Consideration, or otherwise impair such holders’ rights hereunder.

(g) Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact in form and substance reasonably satisfactory to the Paying Agent by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable and customary amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay the Merger Consideration in respect of such lost, stolen, defaced or destroyed Certificate.

(h) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of the Company Common Stock or any holder of a Company Stock-Based Award, such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of the Company Common Stock or the holder of a Company Stock-Based Award, as the case may be, in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company SEC Documents filed with the U.S. Securities and Exchange Commission (“SEC”) and publicly available since January 1, 2010 but prior to the date of this Agreement (the “Filed Company SEC Documents”) or (ii) the corresponding sections of the letter, dated as of the date of this Agreement, from the Company to Parent and Merger Sub (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub that:

3.01 Organization, Standing and Power. Each of the Company and each of its wholly-owned subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and has full corporate power and authority to own, lease or otherwise hold and operate its properties and assets and to conduct its businesses as presently conducted, except with respect to the Company Subsidiaries, where the failure to be so organized, existing or in good standing or have such power or authority, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing (to the extent the concept is recognized by such jurisdiction) in each jurisdiction where the nature of its business or its ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect. The Company has made available to Parent, prior to the date of this Agreement, complete and accurate copies of the Company Certificate and Company Bylaws, in each case as amended to the date hereof. The Company Certificate and Company Bylaws so made available are in full force and effect, and the Company is not in violation of such Company Certificate or Company Bylaws.

3.02 Company Subsidiaries; Equity Interests.

(a) All of the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests.

(b) Except for its interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity or voting interest in any person.

3.03 Capital Structure.

(a) The authorized capital stock of the Company consists of 500,000,000 shares of the Company Common Stock and 750,000 shares of preferred stock, par value $100.00 per share (the “Company Preferred Stock”, and, together with the Company Common Stock, the “Company Capital Stock”). At the close of business on December 12, 2012 (the “Measurement Date”), (a) 26,173,968 shares of the Company Common Stock (which includes no shares of the Company Common Stock subject to vesting or other forfeiture conditions or repurchase by the Company (such shares, the “Company Restricted Stock”)) were issued and outstanding, (b) 6,164,495 shares of the Company Common Stock were held by the Company in its treasury, (c) no shares of the Company Common Stock were held by any Company Subsidiary, (d) 2,041,713 shares of the Company Common Stock were subject to outstanding Company Stock Options, 522,386.1933 shares of the Company Common Stock were subject to outstanding Company RSUs and Company DSUs, and 2,893,383 additional shares of the Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plans, (e) no shares of Company Preferred Stock were issued or outstanding and (f) no other shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Except for shares of Company Common Stock issued upon exercise, vesting or settlement of Company Stock-Based Awards set forth above, no additional shares of Company Common Stock have been issued and no additional Company Stock-Based Awards have been granted between the Measurement Date and the date of this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Company Common Stock may vote (“Voting Company Debt”). Except as set forth above, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, commitments, or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt or (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, security, commitment or undertaking. All of the outstanding shares of capital stock of the Company have been validly issued and are fully paid and nonassessable.

(b) Except as set forth above, as of the date of this Agreement, there are no restricted shares, restricted share units, stock appreciation rights, performance shares, performance share units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company or any Company Subsidiary. There are no (i) voting trusts, voting agreements, proxies or other similar agreements or understandings to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound with respect to the voting of any shares of capital stock of the Company or any Company Subsidiary or (ii) contractual obligations or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of the Company or any Company Subsidiary.

3.04 Authority; Execution and Delivery; Enforceability.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”). The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate actions on the part of the Company are necessary to authorize this Agreement and to consummate the Transactions, subject to receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes the Company’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except that such enforceability may be (i) limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally and (ii) subject to general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing (clauses (i) and (ii), the “Bankruptcy and Equity Exception”).

(b) The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, duly adopted resolutions by a unanimous vote of all directors (i) approving and declaring advisable this Agreement, the Merger and the other Transactions, (ii) determining that the terms of the Merger and the other Transactions are advisable, fair to and in the best interests of the stockholders of the Company, (iii) directing that the Company submit the adoption of this Agreement to a vote by the Company’s stockholders at a special meeting of the stockholders, (iv) recommending that the Company’s stockholders adopt this Agreement (the “Company Recommendation”) and (v) approving this Agreement and the Merger for purposes of Section 203 of the DGCL such that, subject to the accuracy of the representations set forth in Section 4.08, no stockholder approval (other than the Company Stockholder Approval (as defined below)) shall be required to consummate the Merger or the other Transactions or to permit the Company to perform its obligations hereunder, which resolutions have not as of the date hereof been subsequently rescinded, modified or withdrawn in any way.

(c) Assuming the accuracy of the representations in Section 4.08, the only vote of holders of any class or series of Company Capital Stock necessary to adopt this Agreement and approve the Merger and the other Transactions is (i) assuming the Ownership Condition is satisfied, the affirmative vote of the holders of two-thirds of the outstanding Company Common Stock or (ii) if the Ownership Condition is not satisfied, the affirmative vote required under Article VIII of the Company Certificate (such applicable vote under this Section 3.04(c), the “Company Stockholder Approval”).

3.05 No Conflicts; Consents.

(a) The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Certificate, the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any loan or credit agreement, debenture, contract, lease, license, indenture, note, bond, mortgage, agreement, concession, franchise or other obligation, commitment or instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties, rights or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any Federal, state, local or foreign judgment, injunction, order, writ, ruling or decree (“Judgment”) or any Federal, state, local or foreign statute, law, code, ordinance, rule or regulation (“Law”) applicable to the Company or any Company Subsidiary or their respective properties, rights or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative, regulatory or other governmental agency, authority or commission, other governmental authority or instrumentality or any non-governmental self-regulatory agency, authority or commission, domestic or foreign (a “Governmental Entity”), is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing with the SEC of (A) a proxy statement relating to the adoption of this Agreement by the Company’s stockholders (the “Proxy Statement”), and (B) such reports under the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder (the “Exchange Act”) as may be required in connection with this Agreement, the Merger and the other Transactions, (iii) such filings as may be required under any state securities Laws, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (v) such filings as may be required in connection with the Taxes described in Section 6.10, (vi) such filings as may be required under the rules and regulations of the New York Stock Exchange and (vii) such other items that, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect.

3.06 SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) The Company has timely filed or furnished, as applicable, all reports, schedules, forms, statements and other documents with the SEC required to be filed or furnished, as applicable, by the Company since January 1, 2010 under the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder (the “Securities Act”) and the

Exchange Act (such documents, together with any documents and information incorporated therein by reference and together with any documents filed during such period by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”).

(b) As of its respective date, each of the Company SEC Documents complied as to form in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, each as in effect on the date so filed. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), except to the extent revised or superseded by a later filed Company SEC Document prior to the date hereof, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Each of the financial statements (including the related notes) of the Company as of December 31, 2009, 2010 and 2011 and September 30, 2012 and in each case for the periods then ended included in the Company SEC Documents (or incorporated therein by reference) complied as to form at the time it was filed in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, has been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) in all material respects (except, in the case of unaudited financial statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited financial statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including in any notes thereto).

(d) None of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, known or unknown, contingent or otherwise) except liabilities, obligations, conditions or circumstances (i) to the extent disclosed and provided for in the most recent financial statements included in the Filed Company SEC Documents, (ii) related to the future performance (but not breach) of any Contract in the ordinary course of business, (iii) incurred or arising in the ordinary course of business since the date of the most recent financial statements included in the Filed Company SEC Documents or in connection with the Transactions, (iv) of a subject matter covered by any of the other representations and warranties of the Company set forth in this Agreement (other than the representation and warranty contained in the first sentence of Section 3.08), (v) disclosed in Section 3.06(d) of the Company Disclosure Letter or (vi) as would not reasonably be likely to, individually or in the aggregate, have a Company Material Adverse Effect.

(e) The Company has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. Since January 1, 2012, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (i) all known significant deficiencies in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and have identified for the Company’s auditors any material weaknesses in internal controls, and (ii) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(f) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company required to be disclosed in reports the Company files under the Exchange Act is recorded and made known to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company has evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation; and, to the extent required by applicable Law, disclosed in such report or amendment any change in the Company’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(g) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers in violation of SOX.

3.07 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date that it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, at the date such materials are first mailed to the Company’s stockholders and at the time of the Company Stockholders Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub or any of their respective Representatives for inclusion or incorporation by reference therein.

3.08 Absence of Certain Changes or Events. From January 1, 2012, there has not been any Event that, individually or together with any other Event, has had or would reasonably be likely to have a Company Material Adverse Effect. From October 1, 2012, (a) except in connection with this Agreement and the Transaction or as expressly contemplated or permitted by this Agreement, the Company and each Company Subsidiary has conducted its respective business in all material respects only in the ordinary course of business and (b) there has not been any action taken or committed to be taken by the Company or any Company Subsidiary which, if taken following entry by the Company into this Agreement, would have required the consent of Parent pursuant to Sections 5.01(iv), 5.01(vi), 5.01(vii), 5.01(viii), 5.01(ix), 5.01(x) or 5.01(xii).

3.09 Taxes.

(a) Each of the Company and each Company Subsidiary has filed, or has caused to be filed on its behalf, all material Tax Returns required to have been filed by it (giving effect to all applicable extensions), and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns would not reasonably be likely to result in a material increase in Tax liabilities to the Company and the Company Subsidiaries over Tax liabilities reported on Tax Returns required to have been filed. All Taxes shown to be due on such Tax Returns, or material Taxes otherwise required to have been paid by the Company or any Company Subsidiary, have been timely paid in full. There are no Liens for Taxes on the assets of the Company or any Company Subsidiary, other than Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith by appropriate proceedings.

(b) The most recent financial statements included in the Filed Company SEC Documents reflect, to the extent required by GAAP, a reserve for all Taxes payable by the Company or the Company Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the closing date of such financial statements. Except as would not reasonably be likely to have a Company Material Adverse Effect, since the closing date of such financial statements, none of the Company or any Company Subsidiary has made, changed or revoked any Tax election, elected or changed any method of accounting for Tax purposes, amended any Tax Return, surrendered any right to claim a refund of Taxes, settled or compromised any claim by a Governmental Entity in respect of Taxes, or entered into any contractual obligation in respect of Taxes with any Governmental Entity.

(c) Except as would not reasonably be likely to result in a material increase in Tax liabilities to the Company and the Company Subsidiaries over Tax liabilities reported on filed Tax Returns, (i) no deficiency with respect to a material amount of any Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary that has not since been finally resolved, (ii) no audit or other proceeding with respect to Taxes due from the Company or any Company Subsidiary, or any Tax Return of the Company or any Company Subsidiary, is pending, being conducted or, to the knowledge of the Company, threatened by any Governmental Entity and (iii) and no agreement has been entered into by or on behalf of the Company or any of the Company Subsidiaries that has continuing effect to extend the statute of limitations for assessment or collection of any Tax for which the Company or any Company Subsidiary may be liable.

(d) Except as would not reasonably be likely to have a Company Material Adverse Effect, the Company and each Company Subsidiary has complied with all Tax Laws relating to (i) the classification for Federal income Tax purposes of service providers as independent contractors or employees and (ii) Tax information reporting and withholding (and payment to the appropriate Governmental Entity) of all Taxes required to be withheld (including such reporting and withholding in connection with payments for services).

(e)(i) Except for agreements solely among or between the Company and the Company Subsidiaries, none of the Company or the Company Subsidiaries is or has been a party to or is bound by or currently has any liability or obligation under any Tax allocation, Tax sharing or similar agreement or arrangement, and (ii) none of the Company or the Company Subsidiaries has been included on a consolidated, combined, unitary or similar basis with other entities (other than solely among the Company and the Company Subsidiaries) that have been or will be required to compute their Tax liability by filing Tax Returns on such a basis.

(f) None of the Company or any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355 of the Code in the five (5) years prior to the date of this Agreement.

(g) None of the Company or any Company Subsidiary has entered into any closing agreement pursuant to Section 7121 of the Code, or any similar provision of state, local or foreign Law, the terms of which would apply to the computation of Tax liability for any taxable period of the Company or any Company Subsidiary that has not yet been filed.

(h) The Company has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(i) None of the Company or any Company Subsidiary has been a beneficiary of or participated in any “listed transaction” described in Treasury Regulations Section 1.6011-4(b)(2) that was, is, or to the knowledge of the Company will be, required to be disclosed under Treasury Regulations Section 1.6011-4.

(j) None of the Company or any Company Subsidiary has any liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) (other than as a result of being included in consolidated, combined, unitary or similar filings of a group of entities of which the Company was the common parent).

(k) Since the ending date of the most recent financial statements included in the Filed Company SEC Documents, none of the Company or any Company Subsidiary has taken any action not in accordance with past practice that would have the effect of deferring to any material extent a measure of Tax from a period (or portion thereof) ending on or before the Closing Date to a period (or portion thereof) beginning after the Closing Date.

(l) For purposes of this Agreement:

“Tax” or “Taxes” means any tax or duty or similar governmental fee, levy, assessment or charge, of any kind whatsoever, imposed by a Governmental Entity together with any interest, fines, penalties, additions to tax or additional amounts arising with respect to the foregoing, and any interest on any of the foregoing.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement in connection with any Tax that is required to have been with a Governmental Entity responsible for the administration of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

3.10 Labor Relations. Section 3.10 of the Company Disclosure Letter contains a list, as of the date hereof, of all collective bargaining agreements to which the Company or any Company Subsidiary is a party. Since January 1, 2010, none of the Company or any Company Subsidiary has experienced any material strikes, work stoppages, slowdowns, lockouts or, to the knowledge of the Company, union organization attempts, and, to the knowledge of the Company, there is no such item threatened against the Company or any Company Subsidiary. Neither the Company nor any of its Subsidiaries is in material breach of any collective bargaining agreement or other agreement established with employees or a group thereof or representatives thereof.

3.11 Employee Benefits.

(a) Section 3.11(a) of the Company Disclosure Letter contains a list, as of the date hereof, of each Company Benefit Plan. To the knowledge of the Company, each Company Benefit Plan has been administered in material compliance with its terms and applicable Law and otherwise complies with applicable Law in all material respects. The Company has made available to Parent true, complete and correct copies of (i) each Company Benefit Plan or other plan set forth in Section 3.11(a) of the Company Disclosure Letter (or, in the case of any such Company Benefit Plan that is unwritten, a description thereof), (ii) the most recent summary plan description for each such plan for which such summary plan description is required and (iii) the most recent actuarial valuation reports for each such plan for which such valuation report is prepared. Section 3.11(a) of the Company Disclosure Letter contains a list of all Company Stock Options, Company RSUs, Company DSUs and Company Restricted Stock outstanding under the Company Stock Plans as of the date hereof.

(b) Section 3.11(b) of the Company Disclosure Letter contains a list, as of the date hereof, of all material written Company Benefit Agreements.

(c) All Company Benefit Plans intended to be qualified within the meaning of Section 401(a) of the Code have applied for, received, or are entitled to rely on favorable determination or opinion letters from the Internal Revenue Service, to the effect that such Company Benefit Plans are so qualified and exempt from Federal income Taxes under Section 401(a) of the Code.

(d) None of the Company, any Company Subsidiaries, any ERISA Affiliate or any predecessor thereof contributes to, or has in the past six (6) years contributed to, or has or had any liability or obligation in respect of, any Multiemployer Plan.

(e) With respect to each Company Benefit Plan (i) none of the Company, any Company Subsidiaries nor any ERISA Affiliate has any unsatisfied liability under Title IV of ERISA, (ii) to the knowledge of the Company, no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring a material liability under Title IV of ERISA and (iii) to the knowledge of the Company, the Pension Benefit Guaranty Corporation has not instituted proceedings under Section 4042 of ERISA to terminate any Company Benefit Plan and, to the knowledge of the Company, no condition exists that presents a material risk that such proceedings will be instituted.

(f) Except (i) as contemplated by Section 6.04 of this Agreement or (ii) as set forth in Section 3.11(f) of the Company Disclosure Letter, no Company Benefit Plan or Company Benefit Agreement exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the Transactions (whether alone or in connection with any subsequent event(s): (w) will entitle any employee to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (x) will result in the acceleration of the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans or Company Benefit Agreements, (y) will cause the Company to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award or (z) could result in payments under any of the Company Benefit Plans or Company Benefit Agreements which would not be deductible under Section 280G of the Code.

(g) Each Company Benefit Plan that is or has ever been a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) is, in all material respects, in documentary and operational compliance with Section 409A of the Code and associated Treasury Department guidance.

(h) As used in this Agreement, the term “Company Benefit Plan” means each Company Stock Plan, and each bonus, pension, profit sharing, deferred compensation, incentive compensation, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other material plan, program or arrangement, whether or not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is sponsored, maintained or contributed to by the Company or any Company Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Company Subsidiary, other than (i) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) (a “Multiemployer Plan”), (ii) any plan, program or arrangement mandated by applicable Law or (iii) any Company Benefit Agreement. The term “Company Benefit Agreement” means each individual employment, retention, severance, change in control or termination agreement between the Company or any Company Subsidiary and any current or former employee, officer or director of the Company or any Company Subsidiary, other than any agreement mandated by applicable Law. The term “ERISA Affiliate” means any entity that, together with the Company, would be treated as a single employer under Section 414 of the Code.

3.12 Litigation. There are no claims, suits, actions, hearings, arbitrations, mediations or proceedings pending or, to the knowledge of the Company, threatened (including “cease and desist” letters or requests to take a patent license) against the Company or any Company Subsidiary or any of their respective assets, rights or properties or any of the officers or directors of the Company, except, for those that, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect. There is no Judgment outstanding against the Company or any Company Subsidiary or any of their respective assets, rights or properties that, individually or in the aggregate, would reasonably be likely to have a Company Material Adverse Effect. The Company has not received any written notification of, and to the knowledge of the Company there is no, investigation, audit or inquiry by any Governmental Entity involving the Company or any Company Subsidiary or any of their respective assets, rights or properties that, individually or in the aggregate, would reasonably be likely to have a Company Material Adverse Effect.

3.13 Compliance with Applicable Laws.

(a) Neither the Company nor any Company Subsidiary is in violation of, and since January 1, 2012, neither the Company nor any Company Subsidiary has been given written notice of or been charged with any violation of, any Law or order of any Governmental Entity or any Judgment (or any of its own policies with respect to privacy, personal information and data security), except for any such violations that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. The Company and each Company Subsidiary has all permits, authorizations, approvals, registrations, certificates, orders, waivers and variances (each, a “Permit”) necessary to operate its properties and other assets and conduct its business as presently conducted except those the absence of which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, and there has occurred no default under, or violation of, any such Permit, except for those violations which would not reasonably be likely to have a Company Material Adverse Effect. To the knowledge of the Company, neither the Company nor any Company Subsidiary has received notice that any such Permit will be terminated or modified or cannot be renewed in the ordinary course of business.

(b) To the knowledge of the Company, none of the Company, any Company Subsidiary, or any of their employees, directors or agents is, or since January 1, 2010, has been, in violation of any Law applicable to its business, properties or operations and relating to: (1) the use of corporate funds relating to political activity or for the purpose of obtaining or retaining business; (2) payments to government officials or employees from corporate funds; or (3) bribes, rebates, payoffs, influence payments, or kickbacks, except, in each case, for those violations which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(c) To the knowledge of the Company, (a) it is in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, as amended (the “Foreign Corrupt Practices Act”) and any other United States and foreign Laws concerning corrupt payments; and (b) the Company has not been investigated by any Governmental Entity with respect to, or given notice by a Governmental Entity of, any violation by the Company of the Foreign Corrupt Practices Act or any other United States or foreign Laws concerning corrupt payments.

3.14 Environmental Matters.

(a) Except as, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries are in

compliance with all applicable Environmental Laws, and none of the Company or any Company Subsidiary has received any written communication alleging that the Company or any Company Subsidiary is in violation of, or has any liability under, any Environmental Law or Environmental Permit, (ii) to the knowledge of the Company, each of the Company and the Company Subsidiaries has obtained and is operating in compliance with all Environmental Permits, and all such Environmental Permits are currently in effect, and none of the Company or any Company Subsidiary has been notified in writing of any adverse change in the terms and conditions of such Environmental Permits, (iii) there is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary and (iv) to the knowledge of the Company, there has been no Release by the Company or any Company Subsidiary of any Hazardous Material at, on, in, under, to or from any real property currently or, during the period of ownership or lease by the Company or any Company Subsidiary, formerly owned or leased by the Company or any Company Subsidiary that would reasonably be likely to result in material liability under any Environmental Law for the Company or any Company Subsidiary.

(b) For purposes of this Agreement, (i) the term “Hazardous Material” means any (A) biohazardous material, (B) petroleum product, derivative or by-product, radon, urea formaldehyde foam insulation, polychlorinated biphenyls, radioactive materials or toxic mold or fungi, or (C) other chemical, material, substance or waste that in relevant form, quantity or concentration is regulated as “hazardous” or “toxic” under any Environmental Law; (ii) the term “Environmental Law” means any Law or Judgment relating to pollution, contamination or the cleanup, protection or restoration of the environment or natural resources, or human health as it relates to the exposure to hazardous or toxic substances; (iii) the term “Environmental Claim” means any administrative, regulatory or judicial action, suit, proceeding, order, claim, directive, Lien, or written notice, demand or request by or from any Governmental Entity or any other person alleging liability relating to or arising out of any Environmental Law or Environmental Permit, including a Release of, or human exposure to, any Hazardous Material; (iv) the term “Environmental Permit” means any Permit required under any applicable Environmental Law for the Company or the Company Subsidiaries to conduct its respective businesses as currently conducted; and (v) the term “Release” means any release, spill, emission, leaking, pumping, emitting, depositing, discharging, injecting, escaping, leaching, dispersing, dumping, pouring, disposing or migrating into, onto or through the environment (including ambient air, surface water, ground water, land surface or subsurface strata).

(c) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.14 are the only representations and warranties in this Agreement with respect to Environmental Laws, Hazardous Materials or any other environmental matter.

3.15 Title to Properties.

(a) Neither the Company nor any Company Subsidiary owns any real property. Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list of all leases or subleases of real property (the “Leases”) to which the Company and/or the Company Subsidiaries are parties, identifying the address and use thereof. True, correct and complete copies of the Leases have been delivered or made available to Parent prior to the date hereof and such Leases have not been amended or modified since that date. The Company and each Company Subsidiary has complied with the terms of all Leases, except for such failure to comply that individually or in the aggregate has not had and would not reasonably be likely to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received or provided any written notice of any event or occurrence that has resulted or could result (with or without the giving of notice, the lapse of time or both) in a default with respect to any Lease, which defaults individually or in the aggregate have had or would reasonably be likely to have a Company Material Adverse Effect.

(b) Except as, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have good, valid and marketable title to, or valid leasehold interests in or other comparable contract rights in or relating to the Leases and all of personal properties that are material to the Company’s business on a consolidated basis, and all such Leases and personal properties, other than personal properties in which the Company or any Company Subsidiary has a leasehold interest or other comparable contract right, are free and clear of all Liens, except (i) Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which reserves have been established to the extent required by GAAP, (ii) Liens for assessments and other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, repairmen’s, workers’ and similar Liens incurred in the ordinary course of business, consistent with past practice, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (iii) Liens incurred in the ordinary course of business, consistent with past practice, in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations and (iv) Liens incurred in the ordinary course of business consistent with past practice that are not reasonably likely to adversely interfere in a material way with the use of the properties or assets encumbered thereby (collectively, “Permitted Liens”).

3.16 Intellectual Property.

(a) Section 3.16(a)(i) of the Company Disclosure Letter lists all issued patents, registered trademarks and registered domain names and pending applications for patents and trademarks owned by (as opposed to licensed to) the Company or any Company Subsidiary (together with all registered copyrights and applications for copyright registrations, the “Company Registered Intellectual Property”). Section 3.16(a)(ii) of the Company Disclosure Letter lists all material agreements (“Material Inbound IP Agreements”) pursuant to which the Company or any Company Subsidiary has received a license or sub-license or is granted other rights with respect to any material item of Intellectual Property (excluding any commercial off-the-shelf software products with annual fees of less than $15,000 per user); and Section 3.16(a)(iii) of the Company Disclosure Letter lists all material agreements (“Material Outbound IP Agreements”; together with the Material Inbound IP Agreement, the “Material IP Agreements”) pursuant to which the Company or any Company Subsidiary has licensed to any third parties the right to use or granted any third parties any other rights with respect to any material item of Intellectual Property (other than non-exclusive distributor, reseller, dealer and customer agreements entered into in the ordinary course of business).

(b) Except as set forth in Section 3.16(b) of the Company Disclosure Letter, (i) the Company or the Company Subsidiaries exclusively own, free of all Liens (other than Permitted Liens), and known adverse interests or claims, all Company Registered Intellectual Property and own or have the right to use all Intellectual Property necessary for the operation of the business of the Company and the Company Subsidiaries as conducted as of the Closing Date; (ii) to the knowledge of the Company, no person is infringing or misappropriating any material items of the Company’s or the Company Subsidiaries’ proprietary Intellectual Property, such that the occurrence of any of the foregoing has had a Company Material Adverse Effect; (iii) to the knowledge of the Company, none of the material items of the Company’s or the Company Subsidiaries’ proprietary Intellectual Property necessary for the operation of the business of the Company and the Company Subsidiaries as conducted as of the Closing Date has been misappropriated by the Company or any Company Subsidiary; (iv) to the knowledge of the Company, all patents, registered trademarks and registered copyrights owned by the Company or any Company Subsidiary are valid and subsisting; (v) all of the Material IP Agreements are valid and binding agreements on the Company; (vi) neither the Company nor any Company Subsidiary is in material default under any Material Inbound IP Agreement; (vii) to the knowledge of the Company, no third party is in material default under any Material Outbound IP Agreement; (viii) to the knowledge of the Company, there is no proceeding pending that challenges the legality, validity, enforceability or ownership of any material items of the Company’s or the Company Subsidiaries’ proprietary Intellectual Property; (ix) all persons who created, invented or contributed to the Company Registered Intellectual Property or other material proprietary Intellectual Property of the Company and/or the Company Subsidiaries have assigned to the Company in writing all of their rights in same that do not vest initially in the Company and/or the Company Subsidiaries by operation of law; (x) no other person has the current or contingent right to access or possess any material proprietary source code of the Company or the Company Subsidiaries; (xi) to the knowledge of the Company, the Company and the Company Subsidiaries’ conduct of their businesses as currently conducted does not materially infringe the Intellectual Property rights of any person; and (xii) the Company and each Company Subsidiary have taken steps that are customary and reasonable in their industry to protect and preserve (A) the confidentiality of all trade secrets and other Confidential Information of the Company and the Company Subsidiaries and (B) the security and continuous operation of their material software, networks, websites and systems (and the data therein), except to the extent that the failure to take such steps has not had a Company Material Adverse Effect.

(c) For purposes of this Agreement, “Intellectual Property” means (A) patents and patent applications, (B) trademarks, service marks and trade names, together with any registrations and applications in connection therewith, (C) copyrights, copyrighted works and any registrations and applications in connection therewith, (D) trade secrets and (E) registered rights to use web site domain names.

3.17 Contracts.

(a) For purposes of this Agreement, a “Material Contract” shall mean:

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) any Contract containing covenants binding upon the Company or the Company Subsidiaries that materially restrict the ability of the Company or any of the Company Subsidiaries (or that, following the consummation of the Merger, would materially restrict the ability of the Surviving Corporation or its affiliates) to compete in any business or geographic area or with any person;

(iii) any Contract in connection with any acquisition or disposition pursuant to which the Company or any Company Subsidiary is subject to continuing indemnification or “earn-out” obligations (whether related to environmental matters, tax matters or otherwise), in each case, that would reasonably be likely to result in payments by the Company or any Company Subsidiary in excess of $1,000,000;

(iv) any Contract for the acquisition, sale, lease or license of material properties, rights or assets of the Company or the Company Subsidiaries outside the ordinary course of business (by merger, purchase or sale of assets or stock or otherwise) entered into since January 1, 2011;

(v) any Contract that limits or purports to limit in any material respect the ability of the Company to incur indebtedness, pay dividends or own, operate, sell, transfer, place a lien on, pledge or otherwise dispose of any material assets;

(vi) any Contract for capital expenditures or the acquisition or construction of fixed assets which requires annual aggregate future payments in excess of $250,000;

(vii) any Contract pursuant to which the Company or any Company Subsidiary has entered into a partnership or joint venture with any other person (other than the Company or any Company Subsidiary);

(viii) any collective bargaining agreement;

(ix) any Contract (other than purchase orders in the ordinary course of business that are terminable or cancelable without penalty on 90 days’ notice or less) under which the Company or any Company Subsidiary is a purchaser of goods and services which, pursuant to the terms thereof, requires payments by the Company or any Company Subsidiary in excess of $250,000 per annum;

(x) any Contract relating to any indebtedness for borrowed money of the Company or any Company Subsidiary (whether incurred, assumed, guaranteed or secured by any asset) or under which the Company or any Company Subsidiary has, directly or indirectly, made any loan, capital contribution to, or other investment in, any person (other than in the Company or any Company Subsidiary and other than (A) extensions of credit in the ordinary course of business and (B) investments in marketable securities in the ordinary course of business consistent with past practice); or

(xi) any Contract with a top ten customer of the Company and its Subsidiaries by revenue for the twelve months ended November 30, 2012.

Notwithstanding the foregoing, any Contract set forth in Sections 3.16(a)(ii) or 3.16(a)(iii) of the Company Disclosure Letter shall not be a Material Contract.

(b) Section 3.17 of the Company Disclosure Letter sets forth a list of all Material Contracts as of the date of this Agreement. Each of the Material Contracts is valid, binding and enforceable on the Company or the Company Subsidiaries, as the case may be, and, to the knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid, binding or enforceable or to be in full force and effect as, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect and except that such enforceability may be limited by the Bankruptcy and Equity Exception. Each of the Company and the Company Subsidiaries and, to the knowledge of the Company, each of the counterparties thereto has complied with the terms and conditions of the Material Contracts and is not (with or without notice or lapse of time, or both) in breach or default thereunder, in each case except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. No party to any Material Contract has given the Company or any Company Subsidiary written notice of its intention to cancel, terminate, materially change the scope of rights under or fail to renew (other than in accordance with the terms thereof) any Material Contract and neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any other party to any Material Contract, has repudiated in writing any material provision thereof.

3.18 Insurance. All material insurance policies of the Company and each Company Subsidiary are in full force and effect, all premiums due and payable through the date hereof under all such policies have been paid and the Company and each Company Subsidiary are otherwise in compliance in all respects with the terms of such policies, except for such failures to be in full force and effect, to pay any premiums or to be in compliance that would not reasonably be likely to have a Company Material Adverse Effect. As of the date hereof, no outstanding written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

3.19 Interested Party Transactions. None of the Company or any Company Subsidiary, on the one hand, is a party to any transaction or Contract between the Company or any Company Subsidiary, on the one hand, and with any affiliate, stockholder that beneficially owns 5% or more of the Company’s outstanding common stock or director or executive officer of the Company or any Company Subsidiary, on the other hand, and no event has occurred since the date of the Company’s last proxy statement to its stockholders that, in each case would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.20 Brokers. Neither the Company nor any of its affiliates, officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, financial advisor fees, finder’s fees or similar fees or commissions in connection with the Transactions except that the Company has employed Guggenheim Securities, LLC and Signal Hill Capital Group LLC as its financial advisors, whose fees and expenses will be paid by the Company in accordance with the Company’s agreement with such firms. The Company has delivered to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other Contracts related to the engagement of the persons to whom such fees are payable.

3.21 Opinion of Financial Advisor. The Company Board has received the opinion of each of Guggenheim Securities, LLC and Signal Hill Capital Group LLC, dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be received in the Merger by the holders of the Company Common Stock is fair to such holders from a financial point of view.

3.22 State Takeover Laws; Company Certificate Provisions. Assuming the accuracy of the representations in Section 4.08 and the satisfaction of the Ownership Condition, the Company has taken all action necessary to exempt the Merger, this Agreement and the other Transactions from Section 203 of the DGCL. No state anti-takeover statute or regulation (including Section 203 of the DGCL), nor any takeover-related provision in the Company Certificate (including Article VIII thereof) or Company Bylaws, would (i) prohibit or restrict the ability of the Company to perform its obligations under this Agreement or any related agreement or, subject to the receipt of the Company Stockholder Approval, the Certificate of Merger or its ability to consummate the Merger or the other Transactions, (ii) have the effect of invalidating or voiding this Agreement or, subject to the receipt of the Company Stockholder Approval, the Certificate of Merger or any provision hereof or thereof or (iii) assuming the satisfaction of the Ownership Condition, subject Parent or Merger Sub to any impediment or condition in connection with the exercise of any of its rights under this Agreement or the Certificate of Merger.

3.23 No Other Representations and Warranties. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) neither Parent nor Merger Sub makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Merger and the Company is not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no person has been authorized by Parent or Merger Sub to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company or any of its Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information are the subject of any express representation or warranty set forth in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:

4.01 Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and has full corporate power and authority to own, lease or otherwise hold and operate its properties, rights and assets and to conduct its businesses as presently conducted, except where the failure to be so organized, existing or in good standing or have such power and authority, individually or in the aggregate, would not reasonably be likely to have a Parent Material Adverse Effect. In this Agreement, the term “Parent Material Adverse Effect” means any

Event that prevents or materially delays Parent or Merger Sub from performing its obligations under this Agreement in any material respect or the consummation of the Merger and the other Transactions. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (to the extent the concept is recognized by such jurisdiction) in each jurisdiction where the nature of its business or its ownership, leasing or operation of its properties make such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be likely to have a Parent Material Adverse Effect.

4.02 Merger Sub.

(a) Since the date of its incorporation, Merger Sub has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto (including the Financing).

(b) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by a wholly-owned subsidiary of Parent free and clear of any Lien.

4.03 Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and, subject to the succeeding sentence, no other corporate actions on its part are necessary to authorize this Agreement, except for the adoption of this Agreement by the sole stockholder of Merger Sub, which will occur promptly following the execution of this Agreement by the parties hereto. Except as set forth in the immediately preceding sentence, neither the approval or adoption of this Agreement nor the consummation of the Merger or the other Transactions requires any approval of the stockholders of Parent. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except that such enforceability may be limited by Bankruptcy and Equity Exception.

4.04 No Conflicts; Consents.

(a) The execution and delivery by each of Parent and Merger Sub of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties, rights or assets of Parent or any of Parent’s subsidiaries under, any provision of (i) the charter or organizational documents of Parent, Merger Sub or any of Parent’s subsidiaries, (ii) any Contract to which Parent or any of Parent’s subsidiaries is a party or by which any of their respective properties, rights or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent or any of Parent’s subsidiaries or their respective properties, rights or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not reasonably be likely to have a Parent Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of Parent’s subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) such filings as may be required in connection with the Taxes described in Section 6.10, (v) such filings as may be required under the rules and regulations of the New York Stock Exchange and (vi) such other items that would not reasonably be likely to, individually or in the aggregate, have a Parent Material Adverse Effect.

4.05 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company or any of its Representatives specifically for inclusion or incorporation by reference therein.

4.06 Brokers. Neither Parent nor Merger Sub, nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, financial advisor fees, finder’s fees or similar fees or commissions in connection with the Transactions except JPMorgan, whose fees and expenses will be paid by Parent in accordance with the Parent’s agreement with such firm.

4.07 Absence of Litigation. There is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against Parent or any subsidiary of Parent that, individually or in the aggregate, would reasonably be likely to have a Parent Material Adverse Effect. There is no Judgment outstanding against Parent or any subsidiary of Parent or any of their respective assets that, individually or in the aggregate, would reasonably be likely to have a Parent Material Adverse Effect. Parent has not received any written notification of, and to the knowledge of Parent there is no, investigation by any Governmental Entity involving Parent or any subsidiary of Parent or any of their respective assets that, individually or in the aggregate, would reasonably be likely to have a Parent Material Adverse Effect.

4.08 Ownership of the Company Common Stock. None of Parent or Parent’s subsidiaries or controlled affiliates owns any Company Common Stock or holds any rights to acquire any Company Common Stock except pursuant to this Agreement. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

4.09 Financing. Parent has delivered to the Company a true, correct and complete copy, as of the date of this Agreement, of an executed commitment letter (including all exhibits, schedules and amendments thereto in effect as of the date of this Agreement), dated as of December 17, 2012 (the “Commitment Letter”) from JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC (the “Financing Sources”), pursuant to which, and subject to the terms and conditions thereof, the Financing Sources party thereto have agreed and committed to provide the debt financing set forth therein (the “Financing”). The Commitment Letter has not been amended, restated or otherwise modified or waived prior to the date of this Agreement and the commitments contained in the Commitment Letter have not been withdrawn, modified or rescinded in any respect prior to the date of this Agreement. As of the date of this Agreement, the Commitment Letter is in full force and effect and is the valid, binding and enforceable obligation of Parent and, to the knowledge of Parent, the other parties thereto (except for the Bankruptcy and Equity Exception). There are no conditions precedent to the funding of the full amount of the Financing, other than as expressly set forth in or contemplated by the Commitment Letter. Subject to the terms and conditions of the Commitment Letter, the net proceeds contemplated from the Financing, together with other financial resources of Parent, including cash on hand of Parent and the Company on the Closing Date, will, in the aggregate, be sufficient for the satisfaction of all of Parent’s obligations under this Agreement, including the payment of any amounts required to be paid by Parent or Merger Sub pursuant to Article I and Article II and of all fees and expenses required to be paid by Parent or Merger Sub and reasonably expected to be incurred in connection herewith. Parent has fully paid all fees required to be paid prior to the date of this Agreement pursuant to the Commitment Letter. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or, to the knowledge of Parent, any other parties thereto, under the Commitment Letter. As of the date of this Agreement, Parent is not aware of any fact, occurrence or condition that makes any of the assumptions or statements set forth in the Commitment Letter inaccurate in any material respect, nor does it have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Sub on the date of the Closing.

4.10 Absence of Certain Agreements. Except for the letters, dated as of the date hereof, with the individuals identified on Section 6.05(c) of the Company Disclosure Letter and except as expressly provided or expressly contemplated in this Agreement, neither Parent nor any of its controlled affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which: (i) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or the Merger or agrees to vote against any Superior Company Proposal; (ii) as of the date hereof, any third party has agreed to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the Merger; or (iii) as of the date hereof, any current employee of the Company has agreed to (x) remain as an employee of the Company or any Company Subsidiary following the Effective Time (other than pursuant to any employment Contracts in effect as of the date hereof), (y) contribute or roll over any portion of such employee’s shares of Company Common Stock, or any Company Stock-Based Awards to the Company or any Company Subsidiary or Parent or any of its affiliates or (z) receive any capital stock or equity securities of the Company or any Company Subsidiary or Parent or any of its affiliates.

4.11 No Other Representations and Warranties. Parent and Merger Sub each acknowledge and agree that, except for the representations and warranties expressly set forth in this Agreement (a) the Company does not make, or has not made, any representation or warranty relating to itself or its business or otherwise in connection with the Merger and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement or in the Company Disclosure Letter, (b) no person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information are the subject of any express representation or warranty set forth in Article III or contained elsewhere in this Agreement or in the Company Disclosure Letter.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.01 Conduct of Business. Except for matters set forth in Section 5.01 of the Company Disclosure Letter, otherwise expressly contemplated by this Agreement, permitted by this Section 5.01 or required by Law, from the date of this Agreement until the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct its respective business in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organization and goodwill, keep available the services of its current officers, key employees and consultants and keep and preserve its present relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with it. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01 of the Company Disclosure Letter, otherwise expressly contemplated by this Agreement or required by Law (provided that the Company shall, prior to taking any action required by Law that would otherwise be prohibited under this Section 5.01, provide Parent with written notice of such action), from the date of this Agreement until the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than (1) regular quarterly cash dividends on the Company Common Stock equal to the rate paid during the full fiscal quarter immediately preceding the date hereof with record and payment dates consistent with past practice (provided, however, that any such dividend for the quarter during which the Closing occurs shall be prorated based on the number of days from the immediately preceding dividend record date to the Closing Date) or (2) dividends and distributions by a direct or indirect Company Subsidiary to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except pursuant to the forfeiture of Company Stock-Based Awards or the acquisition or withholding by the Company of shares of the Company Common Stock in settlement of the exercise price of a Company Stock Option or Company ESPP Option or Tax withholding obligations relating to Company Stock-Based Awards, in each case in accordance with their terms as in effect on the date of this Agreement or on the date of grant);

(ii) issue, deliver, sell, pledge or grant (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants, calls or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than (1) the issuance of the Company Common Stock upon the exercise of Company Stock Options and Company ESPP Options outstanding on the date of this Agreement and in accordance with their present terms, (2) the issuance of the Company Common Stock as required pursuant to any Company Benefit Plan or Company Benefit Agreement or other written agreement as in effect on the date of this Agreement (including pursuant to agreements relating to Company RSUs, Company DSUs and Company Restricted Stock), (3) issuance of Company Stock-Based Awards authorized prior to the date hereof or (4) issuance of Company Stock-Based Awards in connection with any action that would be permitted under clause (v) below;

(iii) amend the Company Certificate, the Company Bylaws or other comparable charter or organizational documents of any Company Subsidiary;

(iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except in the ordinary course of business consistent with past practice;

(v) (A) grant to any employee of the Company or any Company Subsidiary any increase in compensation except for increases in cash compensation, (B) grant to any current or former executive officer or director of the Company or any Company Subsidiary any increase in severance or termination pay, (C) enter into any severance or termination agreement with any executive officer or director, (D) establish, adopt, enter into or amend in any respect any collective bargaining agreement or Company Benefit Plan, (E) take any action to accelerate any rights or benefits under any Company Benefit Plan or (F) except as provided on Section 5.01(v)(F) of the Company Disclosure Letter, grant any equity or equity-linked compensation (other than Company RSUs (as hereinafter defined) that (x) have a grant-date value of up to $250,000, in the aggregate for all grants to employees, officers and directors and (y) are on terms consistent with those set forth under Section

5.01(v)(F) of the Company Disclosure Letter), except, in the case of the foregoing clauses (A), (B), (C), (D), (E) and (F), (1) as required pursuant to the terms of any Company Benefit Plan, Company Benefit Agreement or other agreement as in effect on the date of this Agreement, or (2) as otherwise expressly permitted by this Agreement or required by applicable Law; provided that the foregoing clauses (A), (B), (C), (D), (E) and (F) shall not restrict the Company or any of the Company Subsidiaries from entering into or making available to newly hired employees or to employees, in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business and consistent with past practice, plans, agreements, benefits and compensation arrangements (including incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

(vii) sell, transfer, abandon, lease (as lessor), license, sell and lease back, mortgage or otherwise dispose of or subject to any Lien any properties, rights (including Intellectual Property) or assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except (A) any sale, transfer, abandonment, lease, license, sale and lease back, mortgage or other disposition of any properties, rights (including Intellectual Property) or assets in the ordinary course of business consistent with past practice and (B) Permitted Liens;

(viii)(A) incur, redeem, repurchase, prepay, defease, cancel, acquire or modify in any material respect any indebtedness for borrowed money or guarantee any such indebtedness of another person, except for (1) advances of credit incurred under the Company’s existing credit facilities in the ordinary course of business and (2) indebtedness solely involving the Company or any of its direct or indirect wholly owned subsidiaries, (B) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (C) make any loans, advances or capital contributions to, or investments in, any other person, other than (y) to any direct or indirect Company Subsidiary and (z) advances to employees in respect of travel or other related ordinary expenses and advancement of expenses to officers and directors in accordance with the Company Bylaws and any indemnification agreements to which the Company is a party, in each case in the ordinary course of business consistent with past practice;

(ix) except in the ordinary course of business or as required by Law, make, revoke or change any material Tax election, settle or compromise any material Tax liability or refund, change any accounting method for Tax purposes, file any material amended Tax Return, or enter into any material contractual obligation in respect of Taxes with any Governmental Entity;

(x) (A) pay, discharge, settle or satisfy any material action, litigation, claim or arbitration for an amount in excess of $100,000 individually, except for settlements that are fully paid by insurance proceeds or (B) waive any claims or rights of material value;

(xi) (A) except in the ordinary course of business, enter into, materially amend or materially modify any Material Contact or Material IP Agreement, or waive, release or assign any material rights or claims under any Material Contract or Material IP Agreement or (B) cancel or terminate any Material Contract or Material IP Agreement (other than any expiration of such Material Contract or Material IP Agreement in accordance with its terms);

(xii) make or commit to make any capital expenditure or expenditures in excess of $30 million in the aggregate;

(xiii) adopt or enter into or modify, amend or terminate any collective bargaining agreement or other labor union Contract applicable to the employees of the Company or any Company Subsidiary;

(xiv) authorize, recommend, propose or announce an intention to or adopt a plan of complete or partial liquidation or dissolution of the Company or any Company Subsidiary; or

(xv) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

5.02 Control of the Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms of this Agreement, complete control and supervision of its and the Company Subsidiaries’ operations for purposes of the HSR Act or any other applicable antitrust Law prior to the expiration or termination of any applicable waiting period under the HSR Act or any other applicable antitrust Law waiting period, or prior to the receipt of any applicable approval under any antitrust or competition law.

5.03 No Solicitation.

(a) The Company agrees that neither it nor any Company Subsidiary nor any of their respective directors or officers shall, and the Company shall use its reasonable best efforts to cause its and the Company Subsidiaries’ other Representatives not to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage, or knowingly facilitate, any Company Takeover Proposal or the making or consummation thereof, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information in connection with, or otherwise knowingly cooperate in any way with, any Company Takeover Proposal, (iii) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested shareholder” under, Section 203 of the DGCL), or any restrictive provision of any applicable anti-takeover provision in the Company Certificate or Company Bylaws, inapplicable to any transactions contemplated by a

Company Takeover Proposal or (iv) resolve, publicly propose or agree to do any of the foregoing. The Company shall, and shall cause the Company Subsidiaries and its and their directors and officers to, and shall use its reasonable best efforts to cause its and their Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Company Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished in connection therewith. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, in response to an unsolicited bona fide written Company Takeover Proposal that the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, constitutes or could reasonably be expected to lead to a Superior Company Proposal, and which Company Takeover Proposal was made after the date hereof, has not been withdrawn and did not otherwise result from a breach in any material respect of this Section 5.03(a), the Company may, subject to compliance with this Section 5.03, (X) furnish information with respect to the Company and the Company Subsidiaries to the person making such Company Takeover Proposal (and its representatives) pursuant to an Acceptable Confidentiality Agreement, provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such person, and (Y) participate in discussions or negotiations with the person making such Company Takeover Proposal (and its representatives) regarding such Company Takeover Proposal, if (and only if) and only to the extent that before taking any of the actions described in the foregoing clauses (X) and (Y), the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties under applicable Law.

(b) Except as permitted by this Section 5.03, neither the Company Board nor any committee thereof shall (i) (A) withdraw, qualify or modify in any manner adverse to Parent or Merger Sub, or propose publicly to withdraw, qualify or modify in any manner adverse to Parent or Merger Sub, the Company Recommendation, or (B) approve, recommend or otherwise declare advisable, or propose publicly to approve, recommend or otherwise declare advisable, any Company Takeover Proposal or resolve or agree to take any such action (any action described in this clause (i) being referred to herein as an “Adverse Recommendation Change”) or (ii) approve, adopt or resolve to recommend, or publicly propose to approve, adopt or recommend or cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, option agreement, asset purchase agreement, share purchase agreement, share exchange agreement, merger agreement, joint venture agreement, partnership agreement or other similar agreement relating to, or that contemplates or that would reasonably be expected to lead to, any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement) (an “Alternative Acquisition Agreement”) or any tender offer providing for, with respect to, or in connection with, any Company Takeover Proposal. Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Company Stockholder Approval and subject to compliance with Section 5.03(c), the Company Board may (X) effect an Adverse Recommendation Change in response to an Intervening Event if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties under applicable Law and (Y) effect an Adverse Recommendation Change and/or cause the Company to terminate this Agreement in accordance with and subject to compliance with Section 8.01(f) if (A) an unsolicited bona fide written Company Takeover Proposal is made to the Company and such Company

Takeover Proposal was made after the date hereof, has not been withdrawn and did not otherwise result from a breach in any material respect of Section 5.03(a), (B) the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Company Takeover Proposal constitutes a Superior Company Proposal and (C) the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties under applicable Law.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Company Board shall not be entitled to exercise its right to effect an Adverse Recommendation Change or take any action pursuant to Section 8.01(f) unless (i) the Company has complied in all material respects with this Section 5.03, (ii) the Company promptly notifies Parent, in writing, at least four Business Days before taking that action, of its intention to do so in response to a Company Takeover Proposal that constitutes a Superior Company Proposal (in which case such notification shall have attached thereto the most current version of any proposed agreement or a detailed summary of the material terms of any such proposal and the identity of the offeror) or in respect of an Intervening Event (in which case such notification shall describe such Intervening Event and the reasons for the proposed Adverse Recommendation Change), (iii) if the Adverse Recommendation Change is in response to an Intervening Event, during such four-Business-Day period, if requested by Parent, the Company shall, for so long as Parent engages in good faith negotiations with the Company, engage in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for an Adverse Recommendation Change as a result of the Intervening Event, or (iv) if the Adverse Recommendation Change is in response to a Superior Company Proposal, during such four-Business-Day period, if requested by Parent, the Company shall, for so long as Parent engages in good faith negotiations with the Company, engage in good faith negotiations with Parent to amend this Agreement in such a manner that any Company Takeover Proposal which was determined to constitute a Superior Company Proposal no longer is a Superior Company Proposal (taking into account any changes to the financial terms of this Agreement proposed by Parent following the notice provided pursuant to Section 5.03(c)(ii)) (it being understood that the Company shall not take any action described in Section 5.03(b) during such four-Business-Day period, and that any amendment to the financial terms or other material terms of such Superior Company Proposal shall require a new written notification from the Company and an additional two-Business-Day period that satisfies this Section 5.03(c)).

For purposes of this Agreement, the term “Acceptable Confidentiality Agreement” means a customary confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that (i) an Acceptable Confidentiality Agreement shall include a “standstill” or similar covenant but need not prohibit the making or amendment of a Company Takeover Proposal and (ii) an Acceptable Confidentiality Agreement may include provisions that are less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, so long as the Company offers to amend the Confidentiality Agreement concurrently with execution of such Acceptable Confidentiality Agreement to include substantially similar provisions for the benefit of the parties thereto.

For purposes of this Agreement, the term “Company Takeover Proposal” means any inquiry, proposal or offer (whether or not in writing) from any third party relating to or contemplating (i) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any Company Subsidiary) or businesses that constitute 20% or more of the revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, or 20% or more of any class of equity securities of the Company or any Company Subsidiary, (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving the Company or any Company Subsidiary, in each case, pursuant to which any person or the stockholders of any person would own 20% or more of any class of equity securities of the Company or of any resulting parent company of the Company, in each case other than the Transactions.

For purposes of this Agreement, the term “Intervening Event” means, with respect to the Company, a material event or circumstance that was not known to the Company Board on the date of this Agreement (or if known, the consequences of which are not known to or reasonably foreseeable by such Company Board as of the date hereof), which event or circumstance, or any material consequences thereof, becomes known to the Company Board prior to the time at which the Company receives the Company Stockholder Approval; provided, however, that in no event shall the receipt, existence or terms of a Company Takeover Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

For purposes of this Agreement, the term “Representatives” means any officer, director or employee of, or any investment banker, accountant, agent, controlled affiliate, attorney or other advisor or representative of the Company or any Company Subsidiary or Parent (as applicable).

For purposes of this Agreement, the term “Superior Company Proposal” means any bona fide written offer that was made after the date hereof and did not result from a material breach of Section 5.03(a) that, if consummated, would result in such person’s (or in the case of a direct merger between such person and the Company, such person’s stockholders’) acquiring, directly or indirectly, fifty percent (50%) or more of the outstanding shares of the Company Common Stock (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of the Company, and which offer the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, to be more favorable to the holders of the Company Common Stock than the Transactions after giving effect to any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise and taking into account all financial, regulatory, legal and other aspects of such proposal (including any break-up fee, expense reimbursement provisions, conditions to consummation, likelihood and timing of consummation and financing terms) as the Company Board determines in good faith to be relevant.

(d) The Company shall, as promptly as practicable (and in any event within 24 hours after the receipt thereof) advise Parent orally and in writing of any Company Takeover Proposal or request for information or inquiry that expressly contemplates or that the Company believes could reasonably be expected to lead to a Company Takeover Proposal, such notice to include the identity of the person making such Company Takeover Proposal and a copy of such Company Takeover Proposal, including draft agreements or term sheets submitted in connection therewith (or, where no such copy is available, a description of the material terms of such Company

Takeover Proposal), including any modifications thereto. The Company shall (x) keep Parent reasonably informed in all material respects of the status and details (including any change to the terms thereof) of any Company Takeover Proposal and (y) provide to Parent as soon as reasonably practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company or any Company Subsidiary, in each case from any person making such Company Takeover Proposal (or such person’s Representatives) that describes any of the material terms or conditions of any Company Takeover Proposal. The Company shall not, and shall cause the Company Subsidiaries not to, enter into any Contract with any person subsequent to the date of this Agreement, and neither the Company nor any Company Subsidiary is party to any Contract, in each case, that prohibits the Company from providing such information to Parent.

(e) Nothing contained in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board (after consultation with its outside legal counsel), failure to so disclose could reasonably be determined to be inconsistent with its fiduciary duties under applicable Law (so long as the Company Board publicly reaffirms the Company Recommendation in such disclosure); provided, however, that this Section 5.03(e) shall not affect the obligations of the Company and the Company Board under Section 5.03(a) (it being understood that neither any “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, nor any accurate disclosure of factual information to the Company’s stockholders that is required to be made to such stockholders under applicable Law or in satisfaction of the Company Board’s fiduciary duties or applicable Law, shall be deemed a modification of the Company Recommendation so long as the Company Board publicly reaffirms the Company Recommendation in such communication or disclosure).

(f) Provided that the Company and the Company Board are in compliance with Section 5.03, the Company may grant a waiver or release under, or determine not to enforce, any standstill agreement with respect to any class of Company Capital Stock if (i) the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties under applicable Law and (ii) if applicable, in connection with granting such waiver or release, the Company grants the same waiver or release under the Confidentiality Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.01 Preparation of Proxy Statement; Stockholders Meeting.

(a) The Company shall, as soon as practicable and in any event within twenty (20) Business Days after the date hereof, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub required to be set forth in the Proxy Statement. Each of Parent and Merger Sub shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and to correct any material omissions therein. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall make available to Parent copies of all correspondence between the Company and the SEC or its staff with respect to the Proxy Statement. Each of the parties shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. If at any time prior to receipt of the Company Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall provide Parent and its counsel a reasonable opportunity to review the Proxy Statement prior to its being filed with the SEC and shall provide Parent and their counsel a reasonable opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information prior to their being filed with, or sent to, the SEC. The Company shall give reasonable and good faith consideration to any comments made by Parent or its counsel. The Company shall use its reasonable efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after filing with the SEC.

(b) The Company shall, as soon as practicable after the date hereof, (i) duly call, establish a record date for, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Company Stockholder Approval, and shall use reasonable best efforts to take all lawful action to solicit the adoption of this Agreement by such stockholders, and (ii) through the Company Board, subject to an Adverse Recommendation Change (as permitted by, and in accordance with, Section 5.03), recommend to its stockholders that they give the Company Stockholder Approval. The Company Board shall include the Company Recommendation in the Proxy Statement (except to the extent that the Company Board shall have effected an Adverse Recommendation Change as permitted by, and in accordance with, Section 5.03).

(c) The parties agree to cooperate in good faith to determine whether Parent or Merger Sub “beneficially owns” (within the meaning of the Company Certificate) ten percent (10%) or more of the Company Common Stock as of the record date for the Company Stockholders Meeting. Parent and Merger Sub shall cause all shares of the Company Common Stock owned by Parent and Merger Sub, and shall use reasonable best efforts to cause all shares of the Company Common Stock owned by their controlled affiliates, to be voted in favor of the adoption of this Agreement.

(d) Promptly following the execution of this Agreement, Parent shall cause Merger Sub’s sole stockholder to execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

6.02 Access to Information; Confidentiality. Subject to applicable Law, and upon reasonable prior written notice, the Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent and to its Representatives reasonable access during normal business hours during the period prior to the Effective Time to all of their properties, offices, personnel and books and records and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish promptly to Parent all financial, operating and other data and information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that any such access shall not interfere unreasonably with the business or operations of the Company or the Company Subsidiaries or otherwise result in any unreasonable interference with the prompt and timely discharge by such employees of their normal duties. If any of the information or material furnished pursuant to this Section 6.02 includes materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each party understands and agrees that the parties have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information provided by the Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine. All information exchanged pursuant to this Section 6.02 shall be subject to the non-disclosure agreement, dated as of October 31, 2012, between the Company and Parent (the “Confidentiality Agreement”). No investigation pursuant to this Section 6.02 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement.

6.03 Reasonable Best Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) obtaining all necessary actions or non-actions, waivers, Consents, qualifications and approvals from Governmental Entities and making all necessary registrations, filings and notifications and taking all reasonable steps as may be necessary to obtain an approval, clearance, non-action letter, waiver or exemption from any Governmental Entity (including under the HSR Act); (ii) obtaining all necessary consents, qualifications, approvals, waivers or exemptions from non-governmental third parties; (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (iv) executing and delivering any additional documents or instruments necessary to consummate the Transactions and to carry out this Agreement.

(b) Without limiting the foregoing, each of the Company, Parent and Merger Sub shall use its reasonable best efforts to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable (but in any event no later than January 4, 2013) and any other required submissions under any antitrust law that the Company or Parent determines should be made, in each case with respect to the Transactions, to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable antitrust law, and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(c) The Company, Parent and Merger Sub shall cooperate with each other in connection with the making of all such filings, including furnishing to the others such information and assistance as a party may reasonably request in connection with its preparation of any filing or submission that is necessary or allowable under applicable competition or other Law or requested by any competition authorities. The Company, Parent and Merger Sub shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Law (including all information required to be included in the Company’s disclosure documents) in connection with the Transactions. To the extent permitted by applicable Law or any relevant Governmental Entity, and subject to all applicable privileges, including the attorney-client privilege, each party hereto shall (i) give the other parties hereto prompt notice upon obtaining knowledge of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the Merger or any of the other Transactions, (ii) keep the other parties hereto informed as to the status of any such request, inquiry, investigation, action or legal proceeding and (iii) promptly inform the other parties hereto of any material communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice, any foreign competition authority or any other Governmental Entity regarding the Merger or any of the other Transactions. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals to be made or submitted by or on behalf of any party hereto, including reasonable access to any materials submitted in connection with any proceedings under or relating to the HSR Act or any other applicable Federal, state or foreign competition, merger control, antitrust or similar Law, including any proceeding under 16 C.F.R. § 803.20.

(d) Any party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties under this Section 6.03 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient, unless express written permission is obtained in advance from the source of such materials. In addition, except as may be prohibited by any Governmental Entity or by any Law, each party hereto will permit authorized Representatives of the other parties to be present at each meeting or telephone conference of which such party shall have advance notice (other than telephone conversations to the extent they relate solely to administrative matters) with representatives of any Governmental Entity relating to any request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such request, inquiry, investigation, action or proceeding.

(e) Without limiting any other obligations of Parent hereunder, Parent shall respond to and seek to resolve as promptly as reasonably practicable any objections asserted by any Governmental Entity with respect to the Transactions, and shall defend any action, suit, dispute, litigation, proceeding, hearing, arbitration or claim by or before any Governmental Authority, whether judicial or administrative, whether brought by private parties or Governmental Entities or officials, challenging this Agreement or the consummation of the Transactions. Parent shall use reasonable best efforts to take any and all action necessary to ensure that no Governmental Entity enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any Law, rule, regulation or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger or the Transactions, or to ensure that no Governmental Entity with the authority to clear, authorize or otherwise approve the consummation of the Merger, fails to do so by the Outside Date. In the event that any action is threatened or instituted challenging the Merger as violative of any Law, Parent shall use reasonable best efforts to take all action necessary to avoid or resolve such action. In the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the Transactions in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the Transactions, Parent shall use reasonable best efforts to take promptly any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the Outside Date. Subject to Section 6.03(f), the required actions by Parent hereunder shall include, without limitation, the proposal, negotiation and acceptance by Parent prior to the Outside Date of (i) any and all divestitures of the businesses or assets of it or its subsidiaries or its controlled affiliates or of the Company or any of the Company Subsidiaries, (ii) any agreement to hold any assets of Parent or its subsidiaries or its controlled affiliates or of the Company or any of the Company Subsidiaries separate, (iii) any agreement to license any portion of the business of Parent or its subsidiaries or its controlled affiliates or of the Company or any of the Company Subsidiaries, (iv) any limitation to or modification of any of the businesses, services or operations of Parent or its subsidiaries or its controlled affiliates or, following the Closing, of the Company or any of the Company Subsidiaries, and (v) any other action (including any action that limits the freedom of action, ownership or control with respect to, or ability to retain or hold, any of the businesses, assets, product lines, properties or services of Parent or its subsidiaries or its controlled affiliates or of the Company or any of the Company Subsidiaries), in each case as may be required by any applicable Governmental Entity in order to obtain approval for the Transactions. The parties hereto acknowledge and agree that the obligations of the Company hereunder shall not include any requirement of the Company to defend any proceeding challenging this Agreement or the consummation of the Transactions beyond the Outside Date.

(f) Notwithstanding anything to the contrary in this Agreement, Parent’s obligations under this Agreement shall not include taking any action that, and Parent shall not be required to accept (and the Company and the Company Subsidiaries shall not accept without Parent’s prior written consent) any undertaking or condition, to enter into any consent decree, to make any divestiture, to accept any operational restriction, or take any other action (each of the foregoing, a “Regulatory Requirement”) that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of (i) Parent and its subsidiaries, taken as a whole (excluding the Company and the Company Subsidiaries) or (ii) the Company and the Company Subsidiaries, taken as a whole. For purposes of the immediately preceding sentence, one or more Regulatory Requirements shall be deemed to constitute a “material adverse effect” if one or more of such Regulatory Requirements (X) would reasonably be expected to, individually or in the aggregate, have a Gross Economic Value, assuming the consummation of such Regulatory Requirement, equal to or greater than $131.0 million or (Y) would require Parent or its subsidiaries to license or otherwise make available television or online measurement data to any third party who intends to offer a service to customers incorporating such television or online measurement data to customers who do not also subscribe to the services provided by Parent or its subsidiaries related to such data.

For purposes of this Agreement, “Gross Economic Value” of each Regulatory Requirement shall be the Reduced EBITDA of either (A) Parent or the Company or (B) both Parent and the Company if any businesses, services or assets of both Parent and the Company (or their respective subsidiaries) are subject to such Regulatory Requirement, (X) in the case of clause (A), multiplied by the Parent Multiple or the Company Multiple (as the case may be) and (Y) in the case of clause (B), multiplied by the Parent Multiple or the Company Multiple, as the case may be.

For purposes of this Agreement, “EBITDA” means earnings before interest, taxes depreciation and amortization and after deducting stock based compensation expense, calculated in accordance with the past reporting practices of either Parent or the Company, as the case may be. For purposes of this Agreement, the “Reduced EBITDA” resulting from a Regulatory Requirement shall be determined by multiplying (X) any reduction in annual revenue for the fiscal year ended December 31, 2012 associated with any business, service or asset subject to a Regulatory Requirement under consideration that would have resulted from the action proposed under such Regulatory Requirement had such proposed action been effective on January 1, 2012 and in effect until December 31, 2012 by (Y) the EBITDA Margin for such business, service or asset.

For purposes of this Agreement, “EBITDA Margin” shall mean the percentage resulting from dividing EBITDA for the fiscal year ended December 31, 2012 by the GAAP revenues for the fiscal year ending December 31, 2012. EBITDA Margin for a business, service or asset shall be (a) if Parent or the Company track for internal reporting purposes the EBITDA for the fiscal year ending December 31, 2012 associated with the business, service or asset, the percentage determined by dividing EBITDA for the fiscal year ending December 31, 2012 by the GAAP revenues for such business, service or asset, or otherwise (b) the EBITDA Margin for the fiscal year ending December 31, 2012 for Parent or the Company.

For purposes of this Agreement, “Company Multiple” means (i) with respect to that portion of any Regulatory Requirement involving Radio Measurement Services, 9.7, or (ii) with respect to any Regulatory Requirement not involving Radio Measurement Services, 7.5.

For purposes of this Agreement, “Parent Multiple” means 10.8.

(g) In the event any Regulatory Requirement is proposed by any Governmental Entity or the Company requests that Parent propose such a Regulatory Requirement to a Governmental Entity, Parent or the Company (as applicable) shall promptly notify and provide details to the other party of such proposal and Parent shall determine within ten Business Days of such proposal (or within ten Business Days of receiving notice of, or a request to make, such proposal from the Company) (but in no event less than two Business Days prior to the Outside Date) of such proposal whether it is required pursuant to Section 6.03(f) to accept such Regulatory Requirement. Notwithstanding anything in this Agreement to the contrary, in the event that (i) Parent proposes a Regulatory Requirement or (ii) Parent determines that it is required pursuant to Section 6.03(f) to accept a Regulatory Requirement, the parties shall take any action necessary to satisfy such Regulatory Requirement. In the event that Parent determines within such period that it is not required pursuant to Section 6.03(f) to accept such Regulatory Requirement, Parent will promptly (and in any event within two Business Days of such determination) provide written notice to the Company setting forth in reasonable detail the basis for such determination and, if Parent determines that it is not required to accept such Regulatory Requirement as a result of clause (X) of the last sentence of the first paragraph of Section 6.03(f), such notice shall include Parent’s calculation in reasonable detail of the Gross Economic Value, together with supporting materials. Parent shall provide the Company with reasonable access to Parent’s experts and personnel and any other information that the Company reasonably requests in connection with its review of Parent’s calculation of Gross Economic Value. In the event the Company disagrees with such calculation, the Company shall promptly (and in any event within two Business Days of such determination) notify Parent of and provide reasonable detail of such disagreement. Following the Company’s notification to Parent, the parties shall use reasonable best efforts to attempt, as promptly as practicable, to mutually agree on the amount of the Gross Economic Value. In the event the parties cannot mutually agree upon the Gross Economic Value within five Business Days of first attempting to determine such amount, the parties shall jointly refer such dispute or controversy (the “Disputed Item”) to PricewaterhouseCoopers LLP or to such other accounting firm or financial institution as mutually determined by the parties (the “Accounting Arbitrator”). The Accounting Arbitrator shall consider only the Disputed Item referred by the parties and shall be required to resolve the Disputed Item in accordance with the terms and provisions of this Agreement (the “Arbitration”) as the exclusive remedy for such dispute. In connection with the resolution of the Disputed Item by the Accounting Arbitrator: (i) each of Parent and the Company shall furnish or cause to be furnished to the Accounting Arbitrator only the data, correspondence and other materials it presented to the other party pursuant to the first sentence of this Section 6.03(g), and no other materials; (ii) each of Parent and the Company shall be afforded the opportunity to make a presentation to the Accounting Arbitrator relating to the Disputed Item and to discuss such Disputed Item with the Accounting Arbitrator, in each case in the presence of the other party; (iii) no ex parte communications with the Accounting Arbitrator with respect to the Arbitration shall be permitted; (iv) the Accounting Arbitrator shall only decide the specific Disputed Item; and (v) the determination by the Accounting Arbitrator shall be delivered in a written report to both Parent and the Company within fifteen (15) days of the submission to the Accounting Arbitrator of the Disputed Item, and shall be the sole and binding determination with respect to the Disputed Item. Parent and the Company shall reasonably cooperate with the Accounting Arbitrator and respond on a timely basis to all reasonable requests for information or access to documents or personnel made by the Accounting Arbitrator or by the other party, all with the intent to fairly and in good faith resolve all disputes relating to the Disputed Item as promptly as reasonably practicable. The parties hereto agree that the Arbitration, and all matters relating thereto or arising thereunder, including the existence of the Arbitration or Disputed Item, the proceeding and all of its elements (including any documents or materials submitted or exchanged, any testimony or other oral submissions, and any decision of the Accounting Arbitrator), shall be subject to the Confidentiality Agreement. Each party hereto shall bear its own fees and costs in connection with the Arbitration; provided, however, that each such party shall pay one-half of any fees and expenses of the Accounting Arbitrator in connection with the Arbitration. Each party hereto shall use its best efforts to cause the Arbitration to be conducted in accordance with the procedures set forth in the foregoing provisions of this Section 6.03(g), and hereby further waives the right to object to the conduct of the Arbitration in accordance herewith (other than compliance with the terms hereof).

(h) Parent and Merger Sub agree not to extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority to delay, or otherwise not to consummate as soon as practicable, any of the Transactions except with the prior written consent of the Company, which consent may be withheld in the sole discretion of the Company.

(i) Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall, to the extent permitted by applicable Law and any relevant Governmental Entity and subject to all privileges (including the attorney-client privilege), promptly (and in any event within two (2) Business Days) notify the other party in writing of:

(i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions;

(ii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of the Company Subsidiaries or Parent or any of its subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any of the representations and warranties contained herein, or that relate to the consummation of the Transactions;

(iii) any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof that would reasonably be likely to cause the conditions set forth in Article VII not to be satisfied; and

(iv) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(j) The parties hereto agree that this Section 6.03 shall not govern the obligations of the parties hereto with respect to obtaining the Financing, which obligations are set forth in Section 6.06.

6.04 Treatment of Equity Compensation.

(a) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as are required to effect the following, subject in each case to Section 2.02(h), Section 6.04(b) and Section 6.04(c):

(i) except as provided in Section 6.04(a)(ii), all Company Stock Options (whether or not vested as of the Effective Time) shall be canceled at the Effective Time and shall be converted automatically into the right to receive a cash payment equal to (A) the excess, if any, of (x) the per share Merger Consideration over (y) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (B) the number of shares of Company Common Stock for which such Company Stock Option shall not theretofore have been exercised as of the Effective Time;

(ii) all Company Stock Options (whether or not vested as of the Effective Time) granted under the Company’s 1999 Stock Incentive Plan that, by their terms, provide for payment within 15 days following a change of control of an amount equal to the sum of (A) the in-the-money value of the option, and (B) the “Black-Scholes Termination Value” (as that term is defined in the option award agreement) of the option, shall be canceled at the Effective Time and shall be converted automatically into the right to receive a cash payment equal to the sum of (x) and (y), where (x) equals the excess, if any, of (I) the per share Merger Consideration over (II) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by the number of shares of Company Common Stock for which such Company Stock Option shall not theretofore have been exercised as of the Effective Time and (y) equals the “Black-Scholes Termination Value” (as that term is defined in the option agreement), if any, of such option;

(iii) all Company Restricted Stock, Company RSUs and Company DSUs (whether vested or unvested, and whether or not subject to performance-based vesting conditions) outstanding immediately prior to the Effective Time shall be canceled in exchange for a cash payment equal to (A) the Merger Consideration, multiplied by (B) the number of shares of Company Common Stock to which such award relates;

(iv) (A) the Company’s Employee Stock Purchase Plan shall terminate as of immediately prior to the Effective Time, (B) any open “Offering Period” (as that term is used in such plan) shall end on the earlier of its scheduled date or as of a date prior to the Closing Date that is selected by the Board or the committee administering such plan, and no new Offering Period shall commence after the date hereof, (C) each Company ESPP Option relating to such Offering Period shall be deemed to be exercised in accordance with Section 9.1 of such plan on the last trading day on or prior to such exercise date and (D) the holders of the shares of Company Common Stock shall receive the Merger Consideration with respect to such shares of Company Common Stock in accordance with Section 2.01(c) of this Agreement.

(b) Notwithstanding anything in Section 6.04(a) or in any plan, agreement or arrangement to the contrary, at the Effective Time, each then outstanding Company RSU that is granted after the date of this Agreement (such grants to be in accordance with the terms and conditions set forth in Section 5.01(v)(F) of this Agreement and Section 5.01(v)(F) of the Company Disclosure Letter), shall (i) with respect to fifty percent (50%) of the number of shares of Company Common Stock to which the award was originally granted (such 50% portion, the “Assumed Portion”), be assumed by Parent pursuant to the following sentence and (ii) with respect to any remaining outstanding portion be canceled in exchange for a cash payment equal to (A) the Merger Consideration, multiplied by (B) the number of shares of Company Common Stock to which such remaining outstanding portion relates. The Assumed Portion of such RSUs will be assumed by Parent and will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company RSU award agreement (or other document evidencing such Company RSU) immediately prior to the Effective Time (including any vesting or forfeiture provisions or repurchase rights), except that (I) the RSU award agreement governing such assumed RSUs shall cover a number of whole shares equal to the product of (A) the number of shares of Company Common Stock subject to the Assumed Portion of such RSU multiplied by (B) the quotient of (x) the per share Merger Consideration divided by (y) the closing price for one share of common stock of Parent as reported on the NYSE composite transaction tape (as reported in the

Wall Street Journal, Northeastern edition, or, if not reported thereby, any other authoritative source chosen by Parent) on the close of business on the Business Day immediately preceding the Effective Time, rounded down to the nearest whole number of shares (the “Exchange Ratio”) and (II) the number of shares of Parent common stock with respect to which the award will vest on each subsequent vesting date shall be determined by dividing the total number of shares of Parent common stock subject to such award by the remaining number of vesting dates under the award after the Effective Time.

(c) Notwithstanding anything in Sections 6.04(a) or 6.04(b) or in any plan, agreement or arrangement to the contrary, at the Effective Time, any then outstanding Company RSU that was granted after the date of this Agreement to any newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case, in accordance with the last proviso in Section 5.01(v) of this Agreement, that has not vested as of the Effective Time will be assumed by Parent. Each such Company RSU so assumed by Parent under this Section 6.04(c) will otherwise continue to have, and be subject to, the same terms and conditions set forth in the applicable Company RSU award agreement (or other document evidencing such Company RSU) immediately prior to the Effective Time (including any vesting or forfeiture provisions or repurchase rights), except that each Company RSU award agreement shall cover the number of whole shares equal to the product of (A) the number of shares of Company Common Stock subject to such Company RSU award agreement immediately prior to the Effective Time multiplied by (B) the Exchange Ratio.

(d) All amounts payable pursuant to this Section 6.04 (other than Section 6.04(a)(iv)) shall be paid within five (5) Business Days after the Effective Time and without interest.

(e) The Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall ensure that following the Effective Time no holder of a Company Stock-Based Award or any participant in any Company Stock Plan or other Company Benefit Plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

(f) The Company and Parent shall cooperate to take such actions as they may reasonably agree are required to cause the transactions contemplated by this Section 6.04 and any other disposition of Company equity securities (including derivative securities) in connection with this Agreement by any person who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

(g) In this Agreement:

“Company ESPP Option” means any option to purchase Company Common Stock granted under the Company’s Employee Stock Purchase Plan.

“Company Stock-Based Awards” means the Company ESPP Options, Company Stock Options, Company RSUs, Company DSUs and Company Restricted Stock.

“Company Stock Option” means any option to purchase Company Common Stock granted under any Company Stock Plan other than the Company’s Employee Stock Purchase Plan.

“Company DSU” means any deferred stock unit relating to Company Common Stock granted under any Company Stock Plan.

“Company RSU” means any restricted stock unit relating to Company Common Stock granted under any Company Stock Plan.

“Company Stock Plans” means the Company 1999 Stock Incentive Plan, Company 2001 Broad Based Stock Incentive Plan, Company 2008 Equity Incentive Plan, and Company Employee Stock Purchase Plan, in each case as amended through the date hereof.

6.05 Benefit Plans.

(a) Immediately following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, provide to those individuals who are employed by the Company or the Company Subsidiaries immediately prior to the Effective Time (the “Company Employees”) for a period of at least one (1) year: (i) base salary and incentive compensation opportunities that is no less favorable in the aggregate to each Company Employee than the aggregate base salary and incentive compensation opportunities provided to such Company Employee by the Company immediately prior to the Effective Time; and (ii) employee benefits that, taken as a whole, are no less favorable to such employees in the aggregate than those provided to such employees under the Company Benefit Plans. Such compensation and employee benefits may be provided through the Surviving Corporation’s continuation of one or more of the Company Benefit Plans, through the admission of the Company Employees to any one or more employee benefit policies, plans or programs maintained by Parent or its affiliates from time to time (each, a “Parent Plan”), or through a combination of the foregoing alternatives, as determined in Parent’s sole and absolute discretion. Nothing herein shall require that Parent grant equity of Parent to any Company Employee or continue to maintain any particular Company Benefit Plan or form of incentive or benefit, after the Effective Time in order to satisfy its obligations hereunder.

(b) Without limiting Section 6.05(a), for a period of at least one (1) year following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, provide severance payments and benefits to Company Employees who are terminated by the Surviving Corporation other than for cause (as determined based on the Company’s policies as of the date hereof), which severance payments shall be no less favorable than the greater of (i) the severance payments and benefits based on the Company’s current policies and (ii) the severance payments and benefits provided by Parent and its Subsidiaries to similarly situated employees of Parent and its Subsidiaries, provided that Parent may condition such payments and benefits upon execution by the applicable Company Employee of a commercially standard release of claims in a form reasonably satisfactory to Parent.

(c) Parent shall, or shall cause the Surviving Corporation to, assume and honor the obligations of the Company and its Subsidiaries under all Company Benefit Agreement and any consulting, retirement and other compensation contracts, arrangements, commitments or understandings, in accordance with their terms, subject to the right to make amendments or modifications to the extent permitted by such terms. Parent hereby acknowledges that (i) the Merger will constitute a “Change in Control” (or concept of similar import) under the Company Benefit Plans and Company Benefit Agreements and (ii) as a result of the Merger, the individuals identified in Section 6.05(c) of the Company Disclosure Letter will be deemed to have experienced a “Position Diminishment” or a “Good Reason” event (or concept of similar import), as applicable, for all purposes under their Company Benefit Agreements.

(d) Parent shall, and shall cause the Surviving Corporation to, give each Company Employee full credit for purposes of eligibility, vesting, benefit accrual and determination of the level of benefits under any employee benefit plans or arrangements that such employees may be eligible to participate in after the Effective Time for such Company Employee’s service with the Company or any Subsidiary of the Company to the same extent recognized by the Company or any Subsidiary of the Company immediately prior to the Effective Time; provided that the foregoing shall not apply (i) for benefit accrual purposes under any defined benefit pension plan, (ii) as would result in the duplication of benefits for the same period of service or (iii) for any newly established plan of Parent for which similarly situated employees of Parent do not receive past service credit.

(e) Parent shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Company Employees immediately prior to the Effective Time, and (ii) provide each Company Employee with credit for any co-payments and deductibles paid in the plan year in which the Effective Time occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans in which employees are eligible to participate after the Effective Time.

(f) Notwithstanding the foregoing provisions of this Section 6.05, the provisions of Section 6.05 shall apply only with respect to Company Employees who are covered under Company Benefit Plans that are maintained primarily for the benefit of employees employed in the United States (including Company Employees regularly employed outside the United States to the extent they participate in such Company Benefit Plans). With respect to Company Employees not described in the preceding sentence, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, comply with all applicable laws, directives and regulations relating to employees and employee benefits matters applicable to such employees.

(g) Notwithstanding anything in this Agreement to the contrary, the Company shall be permitted to establish the terms and conditions of the cash incentive awards relating to calendar year 2013 (the “2013 Incentives”). If the Closing occurs before the payment of the 2013 Incentives, (i) the Company shall be permitted to finally and conclusively determine, in good faith and consistent with the terms and conditions of the applicable Company Benefit Plans (and, to the extent based on business results, based on the most recent forecast available as of the Closing Date) the amount of the 2013 Incentives earned by each Company Employee through the Closing Date (prorated, if the Closing occurs in 2013, for the portion of the year elapsed between January 1, 2013 and the Closing Date) or through December 31, 2013 if the Closing Date occurs on or after December 31, 2013 (the “Earned Portion”) and (ii) Parent shall pay or cause to be paid to each Company Employee (whether or not such employee remains employed following the Closing) the

Earned Portion of such Company Employee’s 2013 Bonus at the same time 2013 annual bonuses are paid to other Parent employees in the United States, but in all events no later than March 15, 2014. If the Closing occurs in 2013, for the balance of the 2013 calendar year following the Closing Date, Parent shall, or shall cause its Affiliates to, determine the incentive opportunities in accordance with Section 6.05(a).

(h) This Section 6.05 shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Section 6.05. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Company or any Subsidiary of the Company or any of their respective Affiliates, (ii) alter or limit the ability of Parent or any of its Subsidiaries (including, after the Effective Time, the Surviving Corporation or any Subsidiary of the Surviving Corporation) to amend, modify or terminate any of the Company Benefit Plans or any other benefit or employment plan, program, agreement or arrangement after the Effective Time, or (iii) confer upon any current or former employee or other service provider of the Company or its Subsidiaries, any right to employment or continued employment or continued service with Parent or any of its Subsidiaries (including, following the Effective Time, the Surviving Corporation or any Subsidiary of the Surviving Corporation), or constitute or create an employment or agreement with, or modify the at-will status of any, employee or other service provider.

6.06 Financing.

(a) Parent shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions described in the Commitment Letter and in a timely manner, including (i) maintaining in effect the Commitment Letter, (ii) negotiating and entering into definitive agreements with respect to the Commitment Letter on terms and conditions contemplated by the Commitment Letter and (iii) satisfying on a timely basis all conditions to the funding of the Financing on the Closing Date applicable to Parent in the Commitment Letter and the definitive agreements with respect thereto and comply with its obligations thereunder. Parent shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Commitment Letter and/or substitute other debt or equity financing for all or any portion of the Financing from the same and/or alternative financing sources, provided that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Commitment Letter and the definitive agreements with respect thereto that amends the Financing and/or substitution of all or any portion of the Financing shall not impose additional conditions precedent to the Financing as set forth in the Commitment Letter that could reasonably be expected to prevent or materially delay the consummation of the Transactions. Parent shall be permitted to reduce the amount of Financing under the Commitment Letter in its sole discretion, provided that Parent shall not reduce the Financing to an amount committed below the amount that is required, together with the financial resources of Parent and Merger Sub, including cash on hand of Parent and the Company, to consummate the Merger. If any portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Commitment Letter and such portion is reasonably required (taking into account cash on hand and other financial resources available to Parent) to fund the Merger Consideration, Parent shall use its reasonable best efforts to arrange and obtain alternative financing in an amount sufficient to consummate the Transactions as promptly as reasonably practicable following the occurrence of such event. Parent shall promptly provide the Company with the documentation evidencing such alternative sources of financing, including all relevant agreements, other financing documents and any proposed amendments or waivers thereto, and shall give the Company prompt notice (but in any event within five (5) Business Days) of any material breach by any party to the Commitment Letter that becomes known to Parent or any termination of the Commitment Letter. Parent shall keep the Company reasonably informed on a current basis of the status of its effort to arrange the Financing.

(b) For the avoidance of doubt, if Parent fails to obtain the Financing contemplated by the Commitment Letter or any alternative financing, Parent shall continue to be obligated to perform its obligations under this Agreement, including this Section 6.06, and to consummate the Merger on the terms contemplated hereby (subject only to satisfaction or waiver of the conditions set forth in Section 7.01 and 7.02) unless and until this Agreement is terminated in accordance with Article VIII.

(c) In connection with the Financing, the Company shall use its commercially reasonable efforts to obtain, at Parent’s expense, an accountant’s comfort letter with respect to financial information relating to the Company that may be included in any offering memorandum used by Parent in connection with the Financing. For the avoidance of doubt, the failure of the Company to obtain a comfort letter shall not be deemed to be a breach of this Agreement and Parent shall continue to be obligated to perform its obligations under this Agreement, including its obligation to consummate the Merger on the terms and subject to the conditions contained in this Agreement.

6.07 Indemnification.

(a) Parent and Merger Sub agree that from and after the Effective Time until the sixth anniversary of the Effective Time, all rights to indemnification, exculpation and advancement of expenses from liabilities for acts or omissions occurring at or prior to the Effective Time (including any matters arising in connection with the Transactions) in favor of the current or former directors or officers of the Company and the Company Subsidiaries as provided in the Company Certificate, the Company Bylaws, and the respective comparable organizational documents of the Company Subsidiaries, and any indemnification or other agreements of the Company set forth in Section 6.07(a) of the Company Disclosure Letter (in each case, as in effect on the date of this Agreement) shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms until the sixth anniversary of the Effective Time with respect to any claims against such directors or officers arising out of such acts or omissions (and until such later date as such claims and proceedings arising therefrom shall be finally disposed of), and from and after the Effective Time until the sixth anniversary of the Effective Time, Parent shall ensure that the Surviving Corporation complies with and honors the foregoing obligations.

(b) Parent shall cause to be maintained for a period of not less than six (6) years from the Effective Time (and until such later time as any proceedings commenced during such period shall be finally disposed of) the Company’s current directors’ and officers’ insurance and indemnification policies (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions that are no less favorable to the Indemnified Parties) with respect to events occurring at or prior to the Effective Time (the “D&O Insurance”) for all persons who are currently covered by such D&O Insurance, so long as the annual premium therefor would not be in excess of 300% of the last annual premium paid prior to the date of this Agreement (such 300% amount, the “Maximum Premium”); provided that (i) if the annual premiums for such D&O Insurance exceed the Maximum Premium, Parent shall maintain the most favorable policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium and (ii) Parent may satisfy its obligations under this Section 6.07(b) by causing the Company to obtain, on or prior to the Closing Date, prepaid (or “tail”) directors’ and officers’ liability insurance policy at Parent’s expense, the material terms of which, including coverage and amount, are no less favorable to such directors and officers than the insurance coverage otherwise required under this Section 6.07(b). Notwithstanding the foregoing, if the Company in its sole discretion elects, by giving written notice to Parent at least two (2) Business Days prior to the Effective Time, then, in lieu of the foregoing insurance, effective as of the Effective Time, the Company shall purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six (6) years after the Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Effective Time (such coverage to have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under the Company’s existing directors’ and officers’ liability policy, and in all other respects to be comparable to such existing coverage).

(c) From and after the Effective Time until the sixth anniversary of the Effective Time, to the fullest extent permitted by Law, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless, and provide advancement of expenses to, the present and former officers and directors of the Company and the Company Subsidiaries and any employee of the Company or any Company Subsidiary who acts as a fiduciary under any Company Benefit Plan (each an “Indemnified Party”) against all losses, claims, damages, liabilities, fees and expenses (including attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement (in the case of settlements, with the approval of the indemnifying party (which approval shall not be unreasonably withheld)) (collectively, “Losses”), as incurred (payable monthly upon written request, which request shall include reasonable evidence of the Losses set forth therein) to the extent arising from, relating to, or otherwise in respect of, any actual or threatened action, suit, proceeding or investigation, in respect of actions or omissions occurring at or prior to the Effective Time in connection with such Indemnified Party’s duties as an officer or director of the Company or any Company Subsidiary, including in respect of this Agreement, the Merger and the other Transactions, or as a fiduciary under any Company Benefit Plan; provided, however, that an Indemnified Party shall not be entitled to indemnification or advancement of expenses under this Section 6.07(c) for Losses arising out of actions or omissions by the Indemnified Party (i) constituting a material breach of this Agreement or criminal conduct or (ii) Losses for which such Indemnified Party would not be entitled to indemnification or advancement of expenses under the Company Certificate, the Company Bylaws or the respective organizational documents of the Company Subsidiaries (in each case, as in effect on the date of this Agreement). Notwithstanding anything to the contrary contained herein, neither Parent nor the Surviving Corporation shall (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise terminate any claim, action, suit, proceeding or investigation of a covered person for which indemnification may be sought under this Section 6.07(c) unless such settlement, compromise, consent or termination includes an unconditional release of such person from all liability arising out of such claim, action, suit, proceeding or investigation.

(d) This Section 6.07 is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The rights provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

(e) In the event that, Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, or if Parent dissolves or dissolves the Surviving Corporation then, and in each such case, Parent shall cause the successors and assigns of Parent or the Surviving Corporation, as applicable, to assume the obligations of Parent or the Surviving Corporation, as applicable, set forth in this Section 6.07.

(f) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity, advancement and other obligations provided in this Section 6.07.

6.08 Fees and Expenses.

(a) Except as provided below, all fees and expenses incurred in connection with this Agreement, the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. Notwithstanding the foregoing or anything else in this Agreement to the contrary, any filing fees assessed under the HSR Act shall be paid by Parent.

(b) The Company shall pay to Parent a termination fee equal to $32.7 million (the “Termination Fee”) if: (I) (X) prior to the termination of this Agreement, a Company Takeover Proposal is publicly proposed or announced or otherwise becomes publicly known, or any person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make a Company Takeover Proposal, (Y) thereafter this Agreement is terminated pursuant to Section 8.01(b)(i), Section 8.01(b)(iii), Section 8.01(c), Section 8.01(d)(ii), Section 8.01(d)(iii) or Section 8.01(d)(iv), and (Z) within twelve (12) months following such termination the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by such Company Takeover Proposal (solely for purposes of this Section 6.08(b), the term “Company Takeover Proposal” shall have the meaning set forth in the definition of Company Takeover Proposal contained in Section 5.03(c) except that all references to twenty percent (20%) shall be deemed references to fifty percent (50%)), (II) Parent terminates this Agreement pursuant to Section 8.01(d)(i) or (III) the Company terminates this Agreement pursuant to Section 8.01(f). Any fee due under this Section 6.08(b) shall be paid by wire transfer of same-day funds to an account designated by Parent (A) in the case of preceding clause (I), prior to or simultaneously with the entry into a definitive agreement relating to the Company Takeover Proposal contemplated by the preceding clause (I), (B) in the case of the preceding clause (II), no later than one Business Day after such termination or (C) in the case of the preceding clause (III), immediately prior to such termination. Notwithstanding the foregoing, in the event the Reverse Termination Fee is paid (or required to be paid) in accordance with Section 6.08(c), the Company shall not be required to pay the Termination Fee pursuant to Section 6.08(b).

(c) In the event that (i) Parent or the Company terminates this Agreement (A) pursuant to Section 8.01(b)(i) or Section 8.01(c) and at the time of such termination (1) any of the conditions set forth in Section 7.01(b) or Section 7.01(c) (due to any antitrust Law or Judgment issued by any Governmental Entity under any antitrust Law) has not been satisfied or (2) litigation with any Governmental Agency of the U.S. Federal government that is challenging the consummation of the Merger under any antitrust Law has been commenced or threatened in writing or such litigation could reasonably be expected, or (B) pursuant to Section 8.01(b)(ii) (due to any antitrust Law or Judgment issued by any Governmental Entity under any antitrust Law), or (ii) the Company terminates this Agreement pursuant to Section 8.01(e) (as a result of Parent’s or Merger Sub’s material breach of its obligations under Section 6.03), then Parent shall pay to the Company a non-refundable fee in the amount of $131.0 million (the “Reverse Termination Fee”) by wire transfer of same-day funds, no later than two (2) Business Days following such termination. Notwithstanding the foregoing, Parent shall not be required to pay the Reverse Termination Fee pursuant to clause (i) of the preceding sentence if (X) there has been a Willful Breach by the Company of its obligations set forth in Section 5.01, which breach, individually or in the aggregate with any other Willful Breaches of Section 5.01, has resulted or would reasonably be expected to result in a Company Material Adverse Effect or (Y) there has been a Willful Breach by the Company of its obligations set forth in Section 5.03, Section 6.01, Section 6.02, Section 6.03, Section 6.04(e) or Section 6.04(f); provided, however, notwithstanding that there has been a Willful Breach, Parent shall be required to pay the Reverse Termination Fee unless Parent has promptly asserted, in a prior written notice delivered to the Company, any such Willful Breach and the Company has not cured by such Willful Breach prior to the earliest of (1) thirty (30) days after delivery of such written notice, (2) termination of this Agreement by the Company and (3) the Outside Date. Parent shall not deliver any notice of Willful Breach after either party delivers a notice of termination of this Agreement.

(d) With respect to any actions taken by the Company or Parent to collect the Termination Fee or Reverse Termination Fee (as applicable), the prevailing party shall promptly reimburse the other party for all reasonable documented out-of-pocket fees and expenses incurred by the prevailing party (including the reasonable fees and expenses of all attorneys, consultants, economists and other experts retained by the prevailing party and all reasonable duplicating, travel and related expenses).

(e) Acceptance by Parent of the fee due under Section 6.08(b)(III) shall constitute acceptance by Parent of the validity of any termination of this Agreement under Section 8.01(f). Notwithstanding anything in this Agreement to the contrary, in the event that the Termination Fee or the Reverse Termination Fee becomes payable pursuant to Section 6.08(b) or Section 6.08(c) (as applicable) and is paid in accordance therewith, payment thereof shall be the sole and exclusive remedy of Parent and Merger Sub, in the case of a fee paid pursuant to Section 6.08(b), or the Company, in the case of a fee paid pursuant to Section 6.08(c), and, in either case, such party’s respective subsidiaries, stockholders, affiliates, officers, directors, employees and Representatives against the other party and any of its directors, officers, employees, Representatives or affiliates with respect to (i) any loss or damage suffered, directly or indirectly, as a result of the failure of any Transaction to be consummated, (ii) the termination of this Agreement, (iii) any liabilities or obligations arising under this Agreement, or (iv) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement. The parties hereto acknowledge and agree that in no event shall either party be required to pay a fee due under Section 6.08(b) or Section 6.08(c) on more than one occasion, whether or not such fee may be payable under more than one provision of this Agreement at the same or at different times or upon the occurrence of different events. The Company and Parent acknowledge and agree that the agreements contained in this Section 6.08 are an integral part of the Transactions, and that, without these agreements, neither the Company nor Parent would enter into this Agreement and that the Termination Fee and the Reverse Termination Fee, as the case may be, is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub or the Company, as the case may be, in circumstances in which such Termination Fee or Reverse Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement, which amount would otherwise be impossible to calculate with precision.

6.09 Public Announcements. The parties hereto agree that the initial press release to be issued with respect to the Merger shall be in the form heretofore agreed upon by the parties hereto. Except in connection with an Adverse Recommendation Change effected in compliance with this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or obligations pursuant to any listing agreement with any national securities exchange.

6.10 Transfer Taxes. Except for any Transfer or other Taxes required by reason of the payment to a person other than the registered holder of a Certificate as provided in Section 2.02(b), all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions shall be paid by either Merger Sub or the Surviving Corporation; and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

6.11 Merger Sub Compliance. Parent shall cause Merger Sub to comply promptly with all of Merger Sub’s obligations under this Agreement and Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

6.12 Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or its directors arising after the date of this Agreement as a result of the Transactions, and no such settlement shall occur without Parent’s prior written consent, not to be unreasonably withheld, conditioned or delayed. It is understood and agreed that this Section 6.12 shall not give Parent the right to direct any such defense.

ARTICLE VII

CONDITIONS PRECEDENT

7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party hereto to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Antitrust. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c) No Injunctions or Restraints. No Judgment issued by any Governmental Entity or other Law preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, each of the parties hereto shall have complied with Section 6.03.

7.02 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties of the Company.

(i) Each representation and warranty of the Company contained in this Agreement (other than the representations and warranties contained in Section 3.03) that is qualified by reference to a Company Material Adverse Effect shall be true and correct as of the Closing Date, except to the extent such representation and warranty is expressly made as of an earlier date (in which case on and as of such earlier date) and each representation and warranty of the Company contained in this Agreement that is not qualified by reference to a Company Material Adverse Effect shall be true and correct as of the Closing Date, except to the extent that any such representation or warranty is expressly made as of earlier date (in which case on and as of such earlier date), other than for such failures to be so true and correct (without giving effect to any limitation as to materiality, Company Material Adverse Effect or similar qualification set forth therein) that would not reasonably be expected to have a Company Material Adverse Effect.

(ii) Each of the representations and warranties set forth in Section 3.03 shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been true and correct in all respects as of such earlier date), except for inaccuracies that are de minimis relative to the capitalization of the Company as of the Measurement Date.

(iii) Parent shall have received a certificate signed by an executive officer of the Company to the effect of the foregoing clauses (i) and (ii).

(b) Performance of Obligations of the Company. The Company shall have performed or complied with in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed by an executive officer of the Company to such effect.

(c) Notwithstanding anything in this Agreement to the contrary, for purposes of Section 7.02(a) and Section 7.02(b), if the Closing occurs after the Original Date, all references to the Closing Date shall be deemed references to the Original Date, except with respect to Section 7.02(b) for any Willful Breach of a covenant which occurs following the Original Date.

7.03 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties of the Parent and Merger Sub. Each representation and warranty of the Parent or Merger Sub contained in this Agreement that is qualified by reference to a Parent Material Adverse Effect shall be true and correct as of the Closing Date, except to the extent such representation and warranty is expressly made as of an earlier date (in which case on and as of such earlier date) and each representation and warranty of the Parent or Merger Sub contained in this Agreement that is not qualified by reference to a Parent Material Adverse Effect shall be true and correct as of the Closing Date, except to the extent that any such representation or warranty is expressly made as of earlier date (in which case on and as of such earlier date), other than for such failures to be so true and correct (without giving effect to any limitation as to materiality or Parent Material Adverse Effect set forth therein) that would not reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed by an executive officer of Parent to such effect.

(b) Performance of Obligations of the Parent and Merger Sub. Parent or Merger Sub shall have performed or complied with in all material respects all obligations required to be performed or complied with by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed by an executive officer of Parent to such effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as otherwise provided below):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before October 1, 2013 (as it may be extended, the “Outside Date”), unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement (which, in the case of Parent, includes any breach by Merger Sub); provided, that if on the Outside Date (i) either of the conditions set forth in Section 7.01(b) or Section 7.01(c) has not been satisfied, or (ii) litigation with any Governmental Entity that is challenging the consummation of the Merger or the other Transactions contemplated hereby under the HSR Act or any other antitrust laws has been commenced or threatened, then, upon the request of Parent or the Company and with the written consent of the other party (such consent not to be unreasonably withheld) (provided, that the requesting party reasonably believes, after consultation with outside legal counsel, that approvals necessary to satisfy the conditions set forth in Sections 7.01(b) and 7.01(c) are reasonably likely to be obtained during such extension period or a subsequent permitted extension period and, in the event of a request by Parent, that the Parent Extension Conditions (as defined below) have been satisfied), the Outside Date then in effect shall be extended by no more than two (2) times in the aggregate, each time by a period of thirty-eight (38) calendar days (and in the case of such extension, any reference to the Outside Date in this or any other provision of this Agreement shall be a reference to the Outside Date, as extended);

(ii) if there shall be any Law or Judgment permanently enjoining, restraining or prohibiting the consummation of the Merger that shall have become final and nonappealable; provided, however, that the right to terminate under this Section 8.01(b)(ii) shall not be available to any party whose material breach of this Agreement has been the principal cause of such action; or

(iii) if, upon a vote taken at the Company Stockholders Meeting (or any adjournment or postponement thereof), the Company Stockholder Approval is not obtained;

(c) by Parent, if the Company breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement such that the condition set forth in Section 7.02(a) or Section 7.02(b) would not be satisfied if the date of such termination was the Outside Date, which breach or failure to perform is incapable of being cured by the Company by the Outside Date or, if capable of being cured by the Company by the Outside Date, has not been cured prior to the earlier of (x) thirty (30) days after the delivery of written notice to the Company of such breach and (y) the Outside Date;

(d) by Parent, prior to (but not after) the time at which the Company Stockholder Approval has been obtained, if (i) an Adverse Recommendation Change shall have occurred, (ii) the Company shall have breached or failed to perform in any material respect its obligations or agreements contained in Section 5.03 or Section 6.01 (excluding breaches or failures that are capable of being cured and that are cured within two Business Days following receipt of written notice of such breach of failure from Parent if Parent provides such notice), (iii) the Company failed to reconfirm, after a Company Takeover Proposal has been publicly announced, the Company Recommendation within the Response Period following the receipt of a written request from Parent to do so (provided that the Company shall not be required to reconfirm the Company Recommendation more than once, provided, further, that if such Company Takeover Proposal is subsequently materially modified, the Company Board shall be required to again reconfirm the Company Recommendation within the Response Period) or (iv) if any tender offer or exchange offer is commenced by any third party with respect to the outstanding Company Common Stock prior to the time at which the Company receives the Company Stockholder Approval, and the Company Board shall not have recommended that the Company’s stockholders reject such tender offer or exchange offer and not tender their Company Common Stock into such tender offer or exchange offer within the Response Period, unless the Company has issued a press release that expressly reaffirms the Company Recommendation within the Response Period (the “Response Period” shall mean the period of ten Business Days from the date of commencement of a tender offer or exchange offer or announcement; provided that such period shall not extend beyond one Business Day before the Company Stockholder Meeting unless such tender offer or exchange is commenced or announcement is made within the two Business Days preceding the Company Stockholder Meeting, in which case such period shall end at the Company Stockholders Meeting);

(e) by the Company, if Parent or Merger Sub breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement such that the condition set forth in Section 7.03(a) or Section 7.03(b) would not be satisfied if the date of such termination was the Outside Date, which breach or failure to perform is incapable of being cured by Parent or Merger Sub by the Outside Date or, if capable of being cured by Parent or Merger Sub by the Outside Date, has not been cured prior to the earlier of (x) thirty (30) days after the delivery of written notice to Parent or Merger Sub of such breach and (y) the Outside Date; or

(f) by the Company, prior to (but not after) the time at which the Company Stockholder Approval has been obtained, if (i) the Company has not breached or failed to perform in any material respect its obligations or agreements contained in Section 5.03 or Section 6.01 (excluding breaches or failures that are capable of being cured and that are cured within two Business Days following receipt of written notice of such breach of failure from Parent if Parent provides such notice), (ii) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding definitive Alternative Acquisition Agreement providing for a Superior Company Proposal, (iii) the Company prior to or concurrently with such termination pays to Parent in immediately available funds the Termination Fee and (iv) the Company enters into such Alternative Acquisition Agreement substantially concurrently with such termination.

8.02 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the second-to-last sentence of Section 6.02, Section 6.08, this Section 8.02 and Article IX, which provisions shall survive such termination; provided, however, that, except as set forth in Section 6.08(e), no such termination shall relieve any party hereto from any liability for damages incurred or suffered by a party (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs), to the extent such damages were the result of fraud or the Willful Breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement. For purposes of this Agreement, “Willful Breach” shall mean a material breach that is a consequence of an act undertaken, or a failure to act, which the breaching party knew, or reasonably should have known, would, or would reasonably be expected to, result in a breach of this Agreement.

8.03 Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Company Stockholder Approval; provided, however, that after receipt of the Company Stockholder Approval, there shall be made no amendment or waiver that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.04 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Subject to the proviso in Section 8.03, no extension or waiver by the Company shall require the approval of the stockholders of the Company. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

8.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent, Merger Sub or the Company, action by its board of directors or the duly authorized designee of its board of directors. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of the Company.

ARTICLE IX

GENERAL PROVISIONS

9.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Effective Time.

9.02 Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent by facsimile transmission before 5:00 p.m. in the delivery location, when transmitted and receipt is confirmed; (c) if sent by facsimile transmission after 5:00 p.m. in delivery location and receipt is confirmed, on the following Business Day; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, two Business Days after being delivered to such courier, in each case to the address or email set forth beneath the name of such party below (or to such other address or email as such party shall have specified in a written notice given to the other parties hereto):

(a)	if to Parent or Merger Sub, to

Nielsen Holdings N.V.

40 Danbury Road

Wilton, CT 06897

Facsimile No.: (203) 563-2876

Attention: James W. Cuminale, Chief Legal Officer

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Facsimile No.: (212) 455-2502

Attention: Gary I. Horowitz

      Marni J. Lerner

(b)	if to the Company, to

Arbitron Inc.

9705 Patuxent Woods Drive

Columbia, Maryland 21046

Facsimile No.: (410) 312-8613

Attention: Timothy T. Smith, Executive Vice President and Chief Legal Officer

with a copy to:

Morrison & Foerster LLP

1650 Tysons Boulevard

Suite 400

McLean, Virginia 22102

Facsimile No.: (703) 760-7777

Attention: Lawrence T. Yanowitch

      Charles W. Katz

9.03 Definitions. For purposes of this Agreement:

An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by Law to close in New York, New York.

“Company Material Adverse Effect” means any change, development, event, effect or occurrence (each, an “Event”) that (i) has a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) prevents or materially delays the ability of the Company to consummate the Merger; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Company Material Adverse Effect: any Event (A) generally affecting (1) the geographic regions or industry in which the Company primarily operates (including changes in the use, adoption or non-adoption of industry standards) or (2) the economy, or financial, credit, foreign exchange, securities or capital markets, including any disruption thereof, in the United States or elsewhere in the world (in each case of clauses (1) and (2), to the extent the Company and the Company Subsidiaries taken as a whole are not materially and disproportionately affected relative to other participants in the regions or industries in which the Company and the Company Subsidiaries operate) or (B) to the extent arising or resulting from any of the following: (1) changes after the date hereof in applicable Law or applicable accounting regulations or principles or interpretations thereof (in each case, to the extent the Company and the Company Subsidiaries taken as a whole are not materially and disproportionately affected relative to other participants in the regions or industries in which the Company and the Company Subsidiaries operate), (2) any Events directly or indirectly attributable to the announcement or pendency of this Agreement or the anticipated consummation of the Merger and the other Transactions (including compliance with the covenants set forth herein and the identity of Parent as the acquiror of the Company, or any action taken, delayed or omitted to be taken by the Company at the request or with the prior consent of Parent or Merger Sub), including the impact thereof on relationships, contractual or otherwise, with employees, customers, suppliers, distributors, vendors, licensors, licensees, lenders, investors, subcontractors or partners, (3) national or international political conditions, any outbreak or escalation of hostilities, insurrection or war, whether or not pursuant to declaration of a national emergency or war, acts of terrorism, sabotage, strikes, freight embargoes or similar calamity or crisis (in each case, to the extent the Company and the Company Subsidiaries taken as a whole are not materially and disproportionately affected relative to other participants in the regions and industries in which the Company and the Company Subsidiaries operate), (4) fires, epidemics, quarantine restrictions, earthquakes, hurricanes, tornados or other natural disasters, (5) any decline in the market price, or change in trading volume, of the capital stock of the Company or any failure to meet publicly announced revenue or earnings projections or predictions (whether such projections or predictions were made by the Company or independent third parties) or internal projections (except that the underlying reasons for such decline, change or failure shall be taken into account in determining whether there has been or would be a Company Material Adverse Effect), (6) any proceeding by any of the Company’s stockholders arising out of, concerning or related to this Agreement or any of the Transactions, in each case initiated after the date hereof, (7) any Events directly or indirectly attributable to any submissions, or proceedings with any Governmental Entity, under the HSR Act or any other antitrust Law, or (8) any Event that has been cured prior to the Closing.

“knowledge” means, with respect to any matter in question, (a) as to the Company, the actual knowledge of William T. Kerr, Sean R. Creamer, Debra Delman and Timothy T. Smith, and (b) as to Parent, the actual knowledge of David Calhoun, Mitchell Habib, Brian West and James W. Cuminale.

“Ownership Condition” means that neither Parent nor Merger Sub “beneficially owns” (as defined in the Company Certificate) ten percent (10%) or more of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholders Meeting.

“Marketing Period” means the first period of ten (10) consecutive Business Days following the date on which the conditions set forth in Section 7.01 have first been satisfied (other than those that by their terms are to be satisfied or waived at the Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.01 to fail to be satisfied assuming Closing were to be scheduled for any time during such ten (10) consecutive Business Day period; provided, that, in no event shall the Marketing Period extend beyond the date that is one Business Day prior to the Outside Date.

“Parent Extension Conditions” means (1) to the extent that Parent has asserted or is or was aware of a Willful Breach by the Company of a covenant that would allow Parent to avoid payment of the Reverse Termination Fee, Parent has agreed in writing to waive such breach, and (2) Parent has paid to the Company $15 million for each such extension, which amount shall be credited against any fee payable pursuant to Section 6.08(c) or, if no such fee is payable, refunded to Parent by the Company as of, and subject to, the Closing or within two Business Days following the termination of this Agreement under circumstances when the Reverse Termination Fee is not payable.

A “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Radio Measurement Services” means syndicated services that purport to estimate radio listening, or any segment thereof, using a panel or census data in the United States as a whole or any segment thereof.

A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

9.04 Interpretation; Exhibits and Disclosure Letters. The headings contained in this Agreement or in any Exhibit hereto or the Company Disclosure Letter and in the table of contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Any capitalized terms used in any Exhibit or the Company Disclosure Letter, but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to a Section or Article of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any matter disclosed pursuant to any Sections of the Company Disclosure Letter whose relevance or applicability to any representation or warranty made elsewhere in this Agreement is reasonably apparent on its face shall be deemed to be disclosed with respect to such other Section or subsection of such Company Disclosure Letter, notwithstanding the omission of a reference or cross-reference thereto. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns. References to matters disclosed in the Filed Company SEC Documents are made without giving effect to any amendment to any such Filed Company SEC Document filed on or after the date hereof and exclude any disclosures set forth in any risk factor section, sections relating to forward looking statements and any other disclosures included in such Filed Company SEC Documents that constitute predictive, cautionary or forward-looking statements.

9.05 Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

9.06 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

9.07 Entire Agreement; No Third Party Beneficiaries. This Agreement, taken together with the Exhibits hereto, the Company Disclosure Letter and the Confidentiality Agreement, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the Transactions and (b) except for Section 6.07 (from and after the Effective Time), Section 9.11(d) and Section 9.12, are not intended to confer upon any person other than the parties hereto any rights or remedies, whether as third-party beneficiaries or otherwise.

9.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

9.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

9.10 Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing and executed and delivered to the other parties hereto by a person duly authorized by such party to do so.

9.11 Enforcement.

(a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) Subject to Section 6.08(e), the Company may pursue any other remedy available to it at law or in equity, including monetary damages. It is agreed that neither this provision nor any other provision in this Agreement is intended to provide the Company’s stockholders (or any party acting on their behalf other than the Company) the ability to seek (whether in its capacity as a stockholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company) the enforcement of, or directly seek any remedies pursuant to, this Agreement, or otherwise create any rights in the Company’s stockholders under this Agreement or otherwise, including against the Company or its directors, under any theory of law or equity, including under the applicable Laws of agency or the Laws relating to the rights and obligations of third party beneficiaries. For the avoidance of doubt as to the parties’ intent, the determination of whether and how to terminate, amend, make any waiver or consent under, or enforce this Agreement, and whether and how (if applicable) to distribute any damages award to its stockholders, shall exclusively belong to the Company (acting expressly through its Company Board) in its sole discretion.

(c) In addition, each of the parties hereto (i) irrevocably submits itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over the matter is vested in the Federal courts, any Federal court located in the State of Delaware in the event any dispute (other than a Dispute under Section 6.03(g)) arises out of this Agreement or any Transaction, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) except as provided in Section 6.03(g), agrees that it will not bring any action relating to this Agreement in any court other than the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any Federal court sitting in the State of Delaware and (iv) waives any right to trial by jury with respect to any suit, action or proceeding directly or indirectly related to or arising out of this Agreement (including the Financing).

(d) Notwithstanding anything herein to the contrary, the Company and its affiliates shall not have any rights or claims against any Financing Source, solely in their respective capacities as lenders, arrangers or originators in connection with the Financing, whether at law or equity, in contract, in tort or otherwise. Notwithstanding anything herein to the contrary (including Section 9.11(c)), each of the parties hereto agrees that it will not bring (and will not permit any of its affiliates to bring, or support any other party in bringing) any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise against any Financing Source relating in any way to the Financing or any documents in connection therewith or the performance thereof, in any forum other than the Supreme Court of the State of New York sitting in the Borough of Manhattan of the City of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). The provisions of this paragraph may not be amended in a manner adverse to the Financing Sources without the prior written consent of such Financing Sources. The parties hereto agree that each of the Financing Sources is an express and intended third-party beneficiary under this paragraph and Section 9.08 and, as such, such Financing Sources may independently enforce the provisions of this paragraph. The parties agree that nothing in this Section 9.11(d) shall limit the Company’s right to seek to enforce specifically the terms and provisions of this Agreement against the Parent or Merger Sub in accordance with Section 9.11(a)-(c).

9.12 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiations, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no Parent Related Party or Company Related Party shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Transactions or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of the Company against Parent or Merger Sub hereunder, in no event shall the Company or any of its affiliates, and the Company agrees not to and to cause its affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Parent Related Party. For purposes of this Agreement, “Parent Related Party” means any of Parent’s or Merger Sub’s respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, affiliates, employees, representatives or agents and the Financing Sources; provided, that the term “Parent Related Party” shall not include Parent, Merger Sub or any of their subsidiaries. Without limiting the rights of Parent or Merger Sub against the Company hereunder, in no event shall Parent or Merger Sub or any of their respective affiliates, and Parent and Merger Sub each agree not to and to cause their respective affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Company Related Party. For purposes of this Agreement, “Company Related Party” means any of the Company’s or a Company Subsidiary’s respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, affiliates, employees, representatives or agents; provided, that the term “Company Related Party” shall not include the Company or any Company Subsidiary.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement as of the date first written above.

NIELSEN HOLDINGS N.V.

By:	/s/ James W. Cuminale
	Name:	James W. Cuminale
	Title:	Chief Legal Officer

TNC SUB I CORPORATION

By:	/s/ James W. Cuminale
	Name:	James W. Cuminale
	Title:	Chief Legal Officer

ARBITRON INC.

By:	/s/ William T. Kerr
	Name:	William T. Kerr
	Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

EXHIBIT A

CERTIFICATE OF INCORPORATION

OF

SURVIVING CORPORATION

ARTICLE I

The name of the corporation (the “Corporation”) is Arbitron Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock having the par value of $0.01 per share.

ARTICLE V

The number of directors of the Corporation shall be fixed from time to time by the Board of Directors of the Corporation.

ARTICLE VI

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VII

Unless and except to the extent that the Bylaws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

A-1

ARTICLE VIII

To the fullest extent from time to time permitted by law, no director of the Corporation shall be personally liable to any extent to the Corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director.

ARTICLE IX

Each person who is or was or had agreed to become a director or officer of the Corporation, and each such person who is or was serving or who had agreed to serve at the request of the Corporation as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified and advanced expenses by the Corporation to the fullest extent permitted from time to time by applicable law.

A-2